                                                                   EXHIBIT 10.01








                           RECAPITALIZATION AGREEMENT

                                   dated as of

                               September 15, 1995

                                      among

                              ICM INDUSTRIES, INC.,

                               MLGA FUND II, L.P.,

                               JACK D. RUTHERFORD

                                       and

                                 DAVID T. SHELBY

                                TABLE OF CONTENTS


                                                                                                               Page


                                    ARTICLE 1

                                   DEFINITIONS
         1.1  Definitions.......................................................................................  1


                                    ARTICLE 2

                                PURCHASE AND SALE

         2.1  Purchase and Sale of New Shares...................................................................  8
         2.2  Redemption of Retired Shares......................................................................  8
         2.3  Closing........................................................................................... 10
         2.4  Closing Balance Sheet............................................................................. 11
         2.5  Adjustment of Purchase Price...................................................................... 13
         2.6  Escrow Amount..................................................................................... 14


                                    ARTICLE 3

                        REPRESENTATIONS AND WARRANTIES OF
                                THE STOCKHOLDERS

         3.1  Corporate Existence and Power..................................................................... 15
         3.2  Corporate Authorization........................................................................... 15
         3.3  Governmental Authorization........................................................................ 15
         3.4  Non-Contravention................................................................................. 15
         3.5  Capitalization.................................................................................... 16
         3.6  Ownership of Shares; Issuance of New Shares....................................................... 17
         3.7  Subsidiaries...................................................................................... 17
         3.8  Financial Statements.............................................................................. 18
         3.9  Absence of Certain Changes........................................................................ 19
         3.10 No Undisclosed Material Liabilities............................................................... 20
         3.11 Material Contracts................................................................................ 21
         3.12 Litigation........................................................................................ 22
         3.13 Laws, Court Orders and Permits; No Defaults....................................................... 22
         3.14 Properties........................................................................................ 23
         3.15 Financial Advisory Fees........................................................................... 25
         3.16 Environmental Matters............................................................................. 25
         3.17 Products.......................................................................................... 26
         3.18 Intellectual Property............................................................................. 26
         3.19 Insurance Coverage................................................................................ 27
         3.20 Inventories....................................................................................... 27

                                                                                                               PAGE
                                                                                                               ----

         3.21 Receivables....................................................................................... 28
         3.22 Employees......................................................................................... 28
         3.23 Labor Matters..................................................................................... 29
         3.24 Employee Benefit Plans............................................................................ 29
         3.25 Corporate Activity................................................................................ 32
         3.26 Related Party Transactions........................................................................ 33


                                    ARTICLE 4

                 REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

         4.1  Existence and Power............................................................................... 33
         4.2  Corporate Authorization........................................................................... 33
         4.3  Governmental Authorization........................................................................ 34
         4.4  Non-Contravention................................................................................. 34
         4.5  Purchase for Investment........................................................................... 34
         4.6  Litigation........................................................................................ 35
         4.7  Finders' Fees..................................................................................... 35
         4.8  Capital Commitments............................................................................... 35


                                    ARTICLE 5

                      COVENANTS OF ICM AND THE STOCKHOLDERS

         5.1  Conduct of ICM and its Subsidiaries............................................................... 35
         5.2  Access to Information............................................................................. 37
         5.3  Other Offers...................................................................................... 37
         5.4  Notices of Certain Events......................................................................... 38
         5.5  Noncompetition.................................................................................... 38


                                    ARTICLE 6

                            COVENANTS OF THE INVESTOR

         6.1  Confidentiality................................................................................... 39
         6.2  Access............................................................................................ 40
         6.3  Environmental Matters............................................................................. 40
         6.4  Appraisal......................................................................................... 40


                                    ARTICLE 7

                            COVENANTS OF THE PARTIES

         7.1  Best Efforts...................................................................................... 41

                                                                                                               PAGE
                                                                                                               ----

         7.2  Certain Filings................................................................................... 41
         7.3  Public Announcements.............................................................................. 41
         7.4  Name Change....................................................................................... 41


                                    ARTICLE 8

                                   TAX MATTERS

         8.1  Tax Definitions................................................................................... 42
         8.2  Tax Representations............................................................................... 44
         8.3  Covenants......................................................................................... 46
         8.4  Cooperation on Tax Matters........................................................................ 46
         8.5  Tax Indemnification............................................................................... 47
         8.6  Purchase Price Adjustment and Interest............................................................ 51
         8.7  Termination of Existing Tax Sharing Agreements.................................................... 51


                                    ARTICLE 9

                              CONDITIONS TO CLOSING

         9.1  Conditions to Obligations of the Investor and the
                  Stockholders.................................................................................. 51
         9.2  Conditions to Obligation of the Investor.......................................................... 52
         9.3  Conditions to Obligation of the Stockholders...................................................... 54

                                   ARTICLE 10

                            SURVIVAL; INDEMNIFICATION

         10.1  Survival......................................................................................... 55
         10.2  Indemnification Generally........................................................................ 56
         10.3  Environmental Liabilities........................................................................ 57
         10.4  Product Liabilities.............................................................................. 59
         10.5  Other Businesses................................................................................. 61
         10.6  Restructuring.................................................................................... 61
         10.7  Additional Matters............................................................................... 61
         10.8  Procedures; Other................................................................................ 62
         10.9  Stockholders' Obligations........................................................................ 63


                                   ARTICLE 11

                                   TERMINATION

         11.1  Grounds for Termination.......................................................................... 64
         11.2  Effect of Termination............................................................................ 64

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
                                                                                                               PAGE
                                                                                                               ----



                                   ARTICLE 12

                                  MISCELLANEOUS

         12.1  Notices.......................................................................................... 65
         12.2  Amendments and Waivers........................................................................... 66
         12.3  Expenses......................................................................................... 66
         12.4  Successors and Assigns........................................................................... 66
         12.5  Governing Law.................................................................................... 66
         12.6  Arbitration...................................................................................... 66
         12.7  WAIVER OF JURY TRIAL............................................................................. 67
         12.8  Counterparts; Third Party Beneficiaries.......................................................... 67
         12.9  Entire Agreement................................................................................. 67
         12.10 Headings......................................................................................... 67
         12.11 Legal Fees....................................................................................... 67
         12.12 Severability..................................................................................... 68
         12.13 Recitals......................................................................................... 68

EXHIBIT A Stockholder and Investor Share Information

EXHIBIT B Manager Share Information

EXHIBIT C Escrow Agreement

EXHIBIT D Preferred Stock Term Sheet

EXHIBIT E Shareholder Agreement Term Sheet

EXHIBIT F Restructuring Transactions

EXHIBIT G Other Payments to Employees

Schedule 3.4 Required Consents

Schedule 3.5 Agreements to be Terminated Prior to Closing

Schedule 3.7 Subsidiaries

Schedule 3.9 Certain Changes

Schedule 3.10 Material Liabilities

Schedule 3.11 Material Contracts

Schedule 3.12 Litigation

Schedule 3.13 Material Licenses, Franchises and Permits

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
                                                                                                               PAGE
                                                                                                               ----

Schedule 3.14(a) Liens

Schedule 3.14(b) Real Property

Schedule 3.16 Environmental Matters

Schedule 3.18 Intellectual Property Rights

Schedule 3.22 Employees

Schedule 3.24 Employee Benefit Plans

Schedule 3.26 Related Party Obligations

Schedule 5.1 Permitted Capital Leases and Distributions

Schedule 8.2 Tax Representations

                           RECAPITALIZATION AGREEMENT



                  AGREEMENT dated as of September 15, 1995 among ICM Industries, Inc., a Delaware corporation ("ICM"), MLGA Fund II, L.P., a Delaware limited partnership (the "Investor") and Jack D. Rutherford and David T. Shelby (individually a "Stockholder" and collectively, the "Stockholders").

                  WHEREAS, the Stockholders are the owners of the number of shares of Common Stock of ICM set forth in Exhibit A;

                  WHEREAS, simultaneously with the Closing, certain members of management and employees of The Gradall Company, an Ohio corporation ("Gradall"), will receive (i) the number of shares of Common Stock of ICM set forth in Exhibit B and (ii) cash payments in the amounts set forth in Exhibits B and H;

                  WHEREAS, on the terms and subject to the conditions set forth herein, ICM desires to issue to the Investor and the Investor desires to purchase from ICM, the number of shares of newly issued Common Stock of ICM (the "New Shares") set forth in Exhibit A; and

                  WHEREAS, on the terms and subject to the conditions set forth herein, contemporaneously with the sale of the New Shares to the Investor, the Stockholders desire to sell to ICM, and ICM desires to purchase from the Stockholders, the number of shares of Common Stock, as set forth in Exhibit A (the "Retired Shares"), and after the consummation of such sale, the Stockholders desire to retain the number of shares of Common Stock and the number of shares of Preferred Stock set forth in Exhibit A (the "Retained Shares").

                  NOW, THEREFORE, in consideration of the foregoing and the covenants contained herein, the parties hereto agree as follows:


                                    ARTICLE 1

                                   DEFINITIONS

                  1.1 DEFINITIONS. (a) The following terms, as used herein, have the following meanings:

                  "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination directly or indirectly involving ICM or any Subsidiary of ICM, or any acquisition of any equity interest in, or a substantial portion of the assets of ICM or any Subsidiary of ICM other than the transactions contemplated by this Agreement; PROVIDED that no such offer, proposal or indication relating to any such transaction involving solely any Other Business shall be considered an Acquisition Proposal.

                  "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; PROVIDED that neither ICM nor any Subsidiary shall be considered an Affiliate of the Stockholders.

                  "Assumed Indebtedness" means all amounts owing by Gradall under (i) the Loan and Security Agreement dated as of October 12, 1994 between Gradall and Bank One, Columbus, NA, as amended on June 12, 1995 (the "Bank One Credit Facility") and (ii) the Loan Agreement dated as of October 1, 1983 between the Director of Development of the State of Ohio and GBKS Properties, Inc. (subsequently renamed The Gradall Company) as of the Closing Date, including, without limitation, the principal amount of all borrowings under such agreements as of such date, all interest thereon accrued but not paid as of such date and all other fees or other amounts accrued but not paid as of such date.

                  "Balance Sheet" means the balance sheet of Gradall and its Subsidiaries as of December 31, 1994.

                  "Balance Sheet Date" means December 31, 1994.

                  "Bank One Lock Box" means the lock box described in Section
4.3.1 of the Loan and Security Agreement dated October 12, 1994 between Gradall and Bank One, Columbus NA.

                  "Bankruptcy Code" means the Bankruptcy Code of 1978, as amended, 11 U.S.C. ss. 101, et.seq.

                  "Benefit Arrangement" means any employment, severance or similar contract or arrangement whether or not written or any plan, policy, fund, program or contract or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option, or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, worker's compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) that (i) is not an Employee Plan, (ii) is entered into, maintained, administered or contributed to, as the case may be, by the Stockholders, ICM or any Subsidiary of ICM and (iii) covers any employee or former employee of ICM or any Subsidiary of ICM employed in the United States.

                  "Capital Expenditure Amount" means an amount equal to (i) $900,000 MINUS (ii) the amount of cash capital expenditures relating to the business of Gradall and its Subsidiaries funded by ICM or any Subsidiary of ICM during the period January 1, 1995 through the Closing.

                  "Closing Date" means the date of the Closing.

                  "Common Stock" means the common stock, par value $1.00 per share, of ICM.

                  "Employee Plan" means any "employee benefit plan", as defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA, (ii) is maintained, administered or contributed to by ICM or any Subsidiary of ICM and
(iii) covers any employee or former employee of ICM or any Subsidiary of ICM employed at any time in the United States.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

                  "ERISA Affiliate" of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

                  "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and governmental restrictions, whether now or hereafter in effect, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

                  "Environmental Liabilities" means any and all liabilities of or relating to ICM or any Subsidiary of ICM (including any entity which is, in whole or in part, a predecessor of ICM or any Subsidiary of ICM), whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters covered by Environmental Laws (including without limitation any matters disclosed or required to be disclosed in Schedule hereto) and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date. For purposes of this paragraph, the term "Subsidiary" shall have the meaning set forth in Section 1.1(a) without regard to the proviso thereto.

                  "Gradall" has the meaning set forth in the recitals hereto.

                  "Gradall Account" means account number 113106 at Bank One, Columbus NA designated the "Bank One Lock Box".

                  "Hazardous Substances" means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, including, without limitation, any substance regulated under Environmental Laws.

                  "HSR Act" means the Hart-Scott-Rodino Antitrust
Improvements Act of 1976, as amended.

                  "Initial Public Offering" or "IPO" means the initial sale of common stock of ICM or any Subsidiary of ICM pursuant to an effective registration statement under the Securities Act of 1933 (other than a registration statement on Form S-8 or any successor form).

                  "Intellectual Property Right" means any trademark, service mark, trade name, invention, patent, trade secret, copyright, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

                  "International Plan" means any employment, severance or similar contract or arrangement (whether or not written) or any plan, policy, fund, program or arrangement or contract providing for severance, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is not an Employee Plan or a Benefit Arrangement, (ii) is entered into, maintained, administered or contributed to by the Stockholders, ICM or any

Subsidiary of ICM and (iii) covers any employee or former employee of ICM or any Subsidiary of ICM.

                  "Investor" has the meaning set forth in the recitals hereto.

                  "Investor Indemnitee" means the Investor, any of its Affiliates and, effective upon the Closing, ICM and the Subsidiaries of ICM.

                  "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

                  "Managers" means the members of Gradall management listed in Exhibit B.

                  "Material Adverse Effect" means a material adverse effect on the condition (financial or otherwise), business, assets, results of operations, or prospects of ICM and the Subsidiaries of ICM, taken as whole.

                  "Multiemployer Plan" means each Employee Plan that is a multiemployer plan, as defined in Section 3(37) of ERISA.

                  "New Shares" has the meaning set forth in the recitals hereto.

                  "1934 Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                  "Other Business" means (i) any business owned or operated by ICM or any present or former Affiliate of ICM (or any Person which is, in whole or in part, a predecessor of ICM or any such Affiliate) as of the date hereof or at any time prior to the date hereof other than the businesses conducted by Gradall and its Subsidiaries as of the date hereof and (ii) any Person other than ICM, ICM Investment Company, Gradall and The Gradall Company FSC, Inc. that is, or at any time prior to the date hereof was, an Affiliate of Gradall (including any Person which is, in whole or in part, a predecessor of any such Affiliate), and "Other Businesses" has a correlative meaning.

                  "PBGC" means the Pension Benefit Guaranty Corporation.

                  "Person" means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

                  "Preferred Stock" means the voting preferred stock of ICM, the principal terms of which are set forth in Exhibit D.

                  "Redemption Transaction" means the redemption of the Retired Shares pursuant to Section .

                  "Regulated Environmental Activity" means any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Substance.

                  "Release" means any discharge, emission or release, including a Release as defined in CERCLA at 42 U.S.C. ss.9601(22). The term "Released" has a corresponding meaning.

                  "Retained Shares" has the meaning set forth in the recitals hereto.

                  "Retired Shares" has the meaning set forth in the recitals hereto.

                  "SERP" means The Gradall Company Supplemental Executive Retirement Plan.

                  "Shareholder Agreement" means the shareholder agreement among ICM, the Investor, the Stockholders and the Managers to be entered into on the Closing Date and having terms substantially as set forth in Exhibit E.

                  "Subsidiary" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person; PROVIDED that, for purposes of this Agreement, the only Subsidiaries of ICM shall be ICM Investment Company, Gradall and any Subsidiary of Gradall.

                  "Stockholder" has the meaning set forth in the recitals hereto.

                  "Title IV Plan" means an Employee Plan subject to Title IV of ERISA other than any Multiemployer Plan.

                  (b) "To the knowledge" (or any similar phrase) means, with respect to ICM or any Subsidiary of ICM, to the actual knowledge of such Person's officers, managers or other executives.

                  (c) Each of the following terms is defined in the Section set forth opposite such term:


     TERM                                                         SECTION
     ----                                                         -------
     1933 Act                                                         4.5
     1995 EBIT                                                       10.3
     Actual Net Taxes                                                 2.2
     Actual Tax Benefits                                              2.2
     Actual Tax Payments                                              2.2
     Allied Agreement                                                10.3
     Bank One Credit Facility                                         1.1 (a)
     Closing                                                          2.3
     Closing Balance Sheet                                            2.4
     Closing Working Capital                                          2.4 (a)
     Code                                                             8.1
     Competing Business                                               5.5 (a)(i)
     Damages                                                         10.2
     Delaware Law                                                     3.2
     Disclosed Environmental Liability                               10.3
     Escrow Agent                                                     2.3 (d)
     Escrow Agreement                                                 2.3 (d)
     Escrow Amount                                                    2.3 (d)
     Estimated Net Taxes                                              2.2
     Estimated Tax Benefit                                            2.2
     Estimated Tax Payments                                           2.2
     Excess Amount                                                   10.3
     Excess Net Income Amount                                        10.7
     Federal Taxes                                                    8.1
     Final Determination                                              8.1
     Final Working Capital                                            2.5 (a)
     Gradall Intellectual Property Rights                             3.18(a)
     Hydreco                                                          5.1 (viii)(b)
     ICM Securities                                                   3.5 (b)
     Indemnified Party                                               10.8 (a)
     Indemnifying Party                                              10.8 (a)
     Load Center Litigation                                          10.7
     Load Center Territory                                           10.7
     Ohio Law                                                         3.2
     Post-Closing Tax Period                                          8.1
     Pre-Closing Tax Period                                           8.1
     Product Liability Insurance                                     10.4
     Purchase Price                                                   2.1
     Retired Shares Purchase Price                                    2.2

     Returns                                                          8.2 (a)
     Stockholders' Basket                                            10.2
     Subsidiary Securities                                            3.7 (a)
     Tax                                                              8.1
     Tax Asset                                                        8.1
     Tax Indemnification Period                                       8.1
     Tax Sharing Agreement                                            8.1
     Taxing Authority                                                 8.1
     Unaudited Balance Sheet                                          3.20
     Unfunded Liability                                               3.24(b)
     Unknown Environmental Liability                                 10.3


                                    ARTICLE 2

                                PURCHASE AND SALE

                  2.1 PURCHASE AND SALE OF NEW SHARES. Upon the terms and subject to the conditions of this Agreement, ICM agrees to issue to the Investor and the Investor agrees to purchase from ICM, the New Shares at the Closing. The purchase price for the New Shares (the "Purchase Price") is $10.5 million ($10,500,000) in cash. The New Shares shall evidence ownership by the Investor of 82.5% of the issued and outstanding Common Stock after taking into account the consummation of all of the transactions contemplated hereby including the transactions described in Exhibit F and the Redemption Transaction. The Purchase Price shall be paid as provided in Section 2.3.

                  2.2 REDEMPTION OF RETIRED SHARES. (a) Upon the terms and subject to the conditions of this Agreement, ICM agrees to purchase from the Stockholders and the Stockholders agree to sell to ICM, the Retired Shares at the Closing. The purchase price for the Retired Shares (the "Retired Shares Purchase Price") is $44.5 million ($44,500,000) (i) less the sum of, without duplication, (A) the aggregate amount of the Assumed Indebtedness, (B) all financial advisory or other fees of the type referred to in Section 3.15 (except fees paid to Morgan, Lewis, Githens & Ahn, L.P.) and paid or to be paid by ICM or any Subsidiary of ICM, (C) all costs and expenses (including legal fees) incurred by the Stockholders, ICM and the Subsidiaries of ICM in connection with this Agreement and the transactions contemplated hereby paid or to be paid by ICM or any Subsidiary of ICM, (D) an amount equal to the Investor's good faith estimate of the Taxes payable by ICM or any Subsidiary of ICM as a consequence of the consummation of the transactions referred to in Exhibit F, (E) all amounts set forth in Exhibit B which are paid to the Managers and the value of the Common Stock transferred to the Managers (excluding the value of any Common Stock transferred to Barry Phillips and Dave Williams) by ICM or any Subsidiary of ICM and all amounts set forth in Exhibit G which are paid to employees by ICM or any Subsidiary of ICM, (F) an amount equal to the Investor's good faith estimate of the Taxes of any of the Other Businesses for which ICM or any Subsidiary of ICM may be liable (on a several or joint and several basis) in respect of any Pre-Closing Tax Period commencing on or after January 1, 1995 for which returns have not been filed on or before Closing reduced by the amount of any estimated tax payments made theretofore ,(G) an amount equal to the Investor's good faith estimate of 100% of the federal, state and local income Taxes and 50% of all other Taxes of ICM and the Subsidiaries of ICM for which ICM or any Subsidiary of ICM may be liable in respect of any Pre-Closing Tax Period commencing on or after January 1, 1995 for which returns have not been filed on or before Closing reduced by the amount of any estimated tax payments made theretofore and (H) if positive, the Capital Expenditure Amount and (ii) plus (A) an amount determined in the good faith judgment of the Investor to be the amount of any Tax benefit to ICM or any Subsidiary of ICM attributable to deductions, if any, available in any Pre-Closing Tax Period on account of the payment by ICM or any Subsidiary of ICM of any amount referred to in clauses
(i)(B), (C), (D) and (E) above (the "Estimated Tax Benefit"), (B) if the Capital Expenditure Amount is negative, the absolute value of the Capital Expenditure Amount, (C) the excess, if any, of any estimated tax payments over the Taxes as described in clauses (i)(F) and (G) above, and (D) any funds received in the Bank One Lock Box before the close of business on the Closing Date and any wire transfers received and credited to the Gradall Account before the close of business on the Closing Date which have not been applied to reduce the Assumed Indebtedness allocable to the Bank One Credit Facility. The amount equal to the sum of the amounts described in Section 2.2(a)(i)(D), (F) and (G) (the "Estimated Tax Payments") MINUS Estimated Tax Benefits is referred to herein as "Estimated Net Taxes". The Retired Shares Purchase Price shall be allocated equally among the Stockholders. The Retired Shares Purchase Price shall be paid as provided in Section 2.3, subject to adjustment as provided in Section 2.5.

                  (b) As promptly as practicable after the filing of the relevant Tax returns, the Investor shall notify the Stockholders of the actual amount reflected on such returns of (i) the Taxes (A) payable by ICM or any Subsidiary of ICM as a consequence of the consummation of the transactions referred to in Exhibit F and (B) payable by ICM or any of its Subsidiaries with respect to the Pre-Closing Periods described in clauses (F) and (G) of Section 2.2(a) (the "Actual Tax Payments") and (ii) the Tax benefits received by ICM or any Subsidiary of ICM as a result of the payment by ICM or any Subsidiary of ICM of any amount referred to in clauses (i)(B), (C), (D) and (E) of Section 2.2(a) (the

"Actual Tax Benefits"). The amount equal to Actual Tax Payments MINUS Actual Tax Benefits is referred to herein as "Actual Net Taxes". The notice referred to in the first sentence of this Section 2.2(b) shall also indicate the difference between Actual Net Taxes and Estimated Net Taxes. If Actual Net Taxes, as certified by the Investor, exceed Estimated Net Taxes, the Stockholders shall, within two business days of receipt of the Investor's certification of such excess, deliver to the Investor, by wire transfer of immediately available funds to an account designated by the Investor, an amount equal to such excess plus interest (calculated on a daily basis) at a rate of 6% per annum which interest shall accrue on a daily basis from and after the Closing Date through the date of payment. If Estimated Net Taxes exceed Actual Net Taxes as certified by the Investor, ICM shall, within two business days of delivery of its certification of such deficiency, deliver to the Stockholders, by wire transfer of immediately available funds to an account designated by the Stockholders, an amount equal to such deficiency plus interest (calculated as set forth in the preceding sentence) at a rate equal to 6% per annum. Notwithstanding such payments, any further increase or decrease in the taxes payable as a consequence of the consummation of the transactions referred to in Exhibit F shall constitute a Loss which shall be indemnified under Section 8.5 hereof.

                  2.3 CLOSING. The closing (the "Closing") of the issuance of the New Shares and the purchase and sale of the Retired Shares hereunder shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York as soon as possible, but in no event later than 10 business days, after satisfaction of the conditions set forth in Article 9, or at such other time or place as the Investor and the Stockholders may agree. At the Closing:

                  (a) The Investor shall deliver to ICM the Purchase Price in immediately available funds by wire transfer to an account of ICM with a bank designated by ICM, by notice to the Investor, not later than two business days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of ICM in such amount).

                  (b) ICM shall deliver to the Investor validly issued certificates for the New Shares registered in the name of the Investor.

                  (c) ICM shall deliver to the Stockholders the Retired Shares Purchase Price less an amount equal to the cash amount, if any, deposited with the Escrow Agent pursuant to Section 2.3(d) in immediately available funds by wire transfer to an account of the Stockholders with a bank designated by the Stockholders, by notice to ICM and the Investor, not later than two business days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of the Stockholders in such amount) PROVIDED, however, that that portion of the Retired Shares Purchase Price described in Section 2.2(a)(ii)(D) shall be paid as soon as practicable after the Closing.

                  (d) The Stockholders shall deliver to the escrow agent (the "Escrow Agent") named in the Escrow Agreement (as defined below) (i) either a certified or official bank check in the amount of $3,000,000 in immediately available funds or a $3,000,000 letter of credit, the terms of which will be satisfactory to the Investor in its sole discretion for the benefit of the Escrow Agent, (ii) 75 shares of Common Stock and (iii) 140 shares of Preferred Stock for deposit pursuant to an Escrow Agreement (the "Escrow Agreement") substantially in the form of Exhibit C hereto, in each case for the purpose of securing the Stockholders' obligations hereunder. The Stockholders shall also give, execute, file and record any notice, financing statement, continuation statement or other instrument, document or agreement that the Investor or ICM may consider necessary or desirable to create, perfect, continue or validate Investor's security interest in the shares of stock so delivered or to exercise or enforce Investor's rights with respect to such security interest. The $3,000,000 cash amount referred to in clause (i), 75 shares of Common Stock referred to in clause (ii) and 140 shares of Preferred Stock referred to in clause (iii) are referred to collectively as the "Escrow Amount".

                  (e) The Stockholders shall deliver to ICM certificates for the Retired Shares duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto.

                  (f) ICM, the Investor, the Stockholders and each of the Managers shall enter into the Shareholder Agreement.

                  The transactions and events described in Sections 2.1 and 2.2 shall be deemed to have occurred simultaneously with one another.

                  2.4 CLOSING BALANCE SHEET. (a) As promptly as practicable, but no later than 60 days after the Closing Date, the Investor will cause to be prepared and delivered to the Stockholders the Closing Balance Sheet, together with an unqualified report of Coopers and Lybrand, LLP thereon, and a certificate based on such Closing Balance Sheet setting forth the Investor's calculation of Closing Working Capital. The Closing Balance Sheet ("Closing Balance Sheet") shall (x) fairly present the consolidated financial position of Gradall and its Subsidiaries immediately prior to the Closing on the Closing Date in accordance with generally accepted accounting principles not including normal year end adjustments and (y) include line items substantially consistent with those in the Balance Sheet. "Closing Working Capital" means the excess of
(i) the sum of net accounts receivable, net inventory (calculated with a LIFO reserve of no less than $5,200,000) and other current assets (excluding any tax assets) over (ii) the sum of total accounts payable, payroll deductions and accrued liabilities (excluding any tax liabilities) all as shown on the Closing Balance Sheet and as certified by the chief financial officer of Gradall in conformity with generally accepted accounting principles not including normal year end adjustments and consistent with the past practices of Gradall.

                  (b) If the Stockholders disagree with the Investor's calculation of Closing Working Capital delivered pursuant to Section , the Stockholders may, within 20 days after delivery of the documents referred to in Section , deliver a notice to the Investor disagreeing with such calculation and setting forth the Stockholders' calculation of such amount. Any such notice of disagreement shall specify those items or amounts as to which the Stockholders disagree, and the Stockholders shall be deemed to have agreed with all other items and amounts contained in the Closing Balance Sheet and the calculation of Closing Working Capital delivered pursuant to Section 2.4(a).

                  (c) If a notice of disagreement shall be delivered pursuant to Section , the Investor and the Stockholders shall, during the 15 days following such delivery, use their best efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Working Capital, which amount shall not be less than the amount thereof shown in the Investor's calculations delivered pursuant to Section nor more than the amount thereof shown in the Stockholders' calculation delivered pursuant to Section . If, during such period, the Investor and the Stockholders are unable to reach such agreement, they shall promptly thereafter cause independent accountants of nationally recognized standing reasonably satisfactory to the Investor and the Stockholders (who shall not have any material relationship with the Investor or the Stockholders), promptly to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Working Capital. In making such calculation, such independent accountants shall consider only those items or amounts in the Closing Balance Sheet or the Investor's calculation of Closing

Working Capital as to which the Stockholders have disagreed. Such independent accountants shall deliver to the Investor and the Stockholders, as promptly as practicable, a report setting forth such calculation. Such report shall be final and binding upon the Investor and the Stockholders. The cost of such review and report shall be borne (i) by the Investor if the difference between Final Working Capital and the Investor's calculation of Closing Working Capital delivered pursuant to Section is greater than the difference between Final Working Capital and the Stockholders' calculation of Closing Working Capital delivered pursuant to Section , (ii) by the Stockholders if the first such difference is less than the second such difference and (iii) otherwise equally by the Investor and the Stockholders.

                  (d) The Investor and the Stockholders agree that they will, and agree to cause their respective independent accountants and ICM and each Subsidiary to, cooperate and assist in the preparation of the Closing Balance Sheet and the calculation of Closing Working Capital and in the conduct of the audits and reviews referred to in this Section, including without limitation, the making available to the extent necessary of books, records, work papers and personnel.

                  2.5 ADJUSTMENT OF PURCHASE PRICE. (a) If Final Working Capital is less than $11.7 million ($11,700,000), the Stockholders shall pay to ICM, as a reduction to the Retired Shares Purchase Price, in the manner and with interest as provided in Section , an amount equal to such shortfall. If Final Working Capital exceeds $12.3 million ($12,300,000), ICM shall pay to the Stockholders, an increase to the Retired Shares Purchase Price in the manner and with interest as provided in Section , an amount equal to such excess. "Final Working Capital" means the Closing Working Capital (i) as shown in the Investor's calculation delivered pursuant to Section , if no notice of disagreement with respect thereto is duly delivered pursuant to Section ; or
(ii) if such a notice of disagreement is delivered, (A) as agreed by the Investor and the Stockholders pursuant to Section or (B) in the absence of such agreement, as shown in the independent accountant's calculation delivered pursuant to Section ; PROVIDED that, in no event shall Final Working Capital be less than the Investor's calculation of Closing Working Capital delivered pursuant to Section or more than the Stockholders' calculation of Closing Working Capital delivered pursuant to Section 2.4(b).

                  (b) Any payment pursuant to Section shall be made at a mutually convenient time and place within 10 days after the Final Working Capital has been determined by delivery by ICM or the Stockholders, as the case may be, of a certified or official bank check payable in immediately available funds to the other party or by causing such payments to be credited to such account of such other party as may be designated by such other party. The amount of any payment to be made pursuant to Section 2.5(a) shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the rate of interest announced by Morgan Guaranty Trust Company of New York from time to time as its base rate in New York City in effect from time to time during the period from the Closing Date to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed. Any payment pursuant to Section 2.5(a) made to or by the Stockholders shall be allocated 50% to Jack D. Rutherford and 50% to David T. Shelby.

                  2.6 ESCROW AMOUNT. The Stockholders agree that at the Closing the Escrow Amount shall be delivered by the Stockholders to the Escrow Agent for deposit in accordance with the terms of the Escrow Agreement. The Escrow Amount shall be applied by the Escrow Agent in accordance with the terms of the Escrow Agreement to pay to any Investor Indemnitee any amounts owing to such Person under Section 8.5 or Article 10. Any cash amounts (including cash proceeds, if any, from the sale of shares of stock held in Escrow) remaining on deposit with the Escrow Agent on or after the expiration of the statute of limitations applicable to the matters covered in Article 8 (giving effect to any waiver, mitigation or extension thereof) in excess of any pending claims shall be paid by the Escrow Agent to the Stockholders, except as otherwise provided in the Escrow Agreement. The shares of stock remaining on deposit with the Escrow Agent on the tenth anniversary of the Closing having a fair market value, as determined by the Board of Directors of Gradall, in excess of any pending claims shall be delivered by the Escrow Agent to the Stockholders, except as otherwise provided in the Escrow Agreement.


                                    ARTICLE 3

                        REPRESENTATIONS AND WARRANTIES OF
                                THE STOCKHOLDERS

                  Each of the Stockholders represents and warrants to the Investor as of the date hereof and as of the Closing Date (except with respect to those representations and warranties which speak to a specific date, in which case as of such specified date), that:

                  3.1 CORPORATE EXISTENCE AND POWER. Each of ICM and its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals, including without limitation those relating to zoning, planning, building, use, occupancy and similar matters, required to carry on its business as now conducted except where the failure to have such licenses, authorizations, permits, consents and approvals would not have a Material Adverse Effect. Each of ICM and its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary except where the failure to be so qualified would not have a Material Adverse Effect. The Stockholders have heretofore delivered to Investor true and complete copies of the certificate of incorporation and bylaws of each of ICM and its Subsidiaries as currently in effect.

                  3.2 CORPORATE AUTHORIZATION. The execution, delivery and performance by ICM of this Agreement (including, without limitation, the execution, delivery and performance of the Shareholder Agreement) are within ICM's corporate power and have been duly authorized by all necessary corporate action on the part of ICM. The execution, delivery and performance by each Stockholder of this Agreement (including, without limitation, the execution, delivery and performance of the Shareholder Agreement) are within such Stockholder's powers. This Agreement constitutes and, when executed, the Shareholder Agreement will constitute a valid and binding agreement of ICM and each Stockholder enforceable in accordance with its terms, except as (i) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar laws effecting the enforcement of creditor's rights generally and
(ii) the availability of equitable remedies may be limited by equitable principles of general applicability. Nothing contained in this Section 3.2 or
Section 3.4 shall be considered a representation or warranty as to the validity or enforceability of the Redemption Transaction under federal or state fraudulent conveyance or similar laws, the Bankruptcy Code, under the General Corporation Law of the State of Delaware ("Delaware Law") or under the General Corporation Law of Ohio ("Ohio Law").

                  3.3 GOVERNMENTAL AUTHORIZATION. Except for compliance with the applicable requirements under the HSR Act, the execution, delivery and performance by the Stockholders and ICM of this Agreement require no action by or in respect of, or filing with, any governmental body, agency, or official.

                  3.4 NON-CONTRAVENTION. Subject to the final sentence of Section 3.2, the execution, delivery and performance by the

Stockholders and ICM of this Agreement (including, without limitation, the execution, delivery and performance of the Shareholder Agreement) do not and will not (i) violate the certificate of incorporation or bylaws of ICM or any Subsidiary of ICM, (ii) assuming compliance with the matters referred to in
Section violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) except where such failure to obtain consent, inaction or default would not have a Material Adverse Effect, and except as set forth on
Schedule 3.4, require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of ICM or any Subsidiary of ICM to a loss of any benefit to which ICM or any Subsidiary of ICM are entitled under any agreement or other instrument binding upon ICM or any Subsidiary of ICM or any license, franchise, permit or other similar authorization, including without limitation those relating to zoning, planning, building, use, occupancy and similar matters held by ICM or any Subsidiary of ICM or (iv) except for Liens granted by the Investor, ICM or any Subsidiary of ICM, on or after the Closing, result in the creation or imposition of any Lien on any asset of ICM or any Subsidiary of ICM.

                  3.5 CAPITALIZATION. (a) Immediately prior to the Closing, there will be outstanding, 900 shares of Common Stock and 140 shares of Preferred Stock. Of the shares of Common Stock to be outstanding immediately prior to the Closing, such shares will be held as follows: Jack D. Rutherford (450 shares), David T. Shelby (450 shares). Simultaneously with the Closing, the following Persons will receive the number of shares stated after their names:
Barry Phillips (50 shares), David Williams (25 shares) and the other Managers (25 shares in the aggregate).

                  (b) All outstanding shares of capital stock of ICM have been duly authorized and validly issued and are fully paid and non-assessable, and all shares outstanding as of the Closing will have been duly authorized, validly issued, fully-paid and non-assessable. Except pursuant to the agreements set forth on Schedule 3.5 (which agreements shall be terminated either prior to the Closing or on the Closing Date) and except as set forth in this Section , there are no outstanding (i) shares of capital stock or voting securities of ICM, (ii) securities of ICM convertible into or exchangeable for shares of capital stock or voting securities of ICM or (iii) options or other rights to acquire from ICM, or other obligations of ICM to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of ICM (the items in clauses (i), (ii) and (iii) being referred to collectively as the "ICM Securities"). There are no outstanding obligations of ICM or any Subsidiary of ICM to repurchase, redeem or otherwise acquire any ICM Securities except for such securities and obligations consented to by the Investor on or after the Closing Date.

                  3.6 OWNERSHIP OF SHARES; ISSUANCE OF NEW SHARES. As of the Closing Date, each Stockholder and each Manager will have full legal right, power and authority to sell, assign, transfer and convey the shares so owned by such Stockholder or such Manager in accordance with the terms and subject to the conditions of this Agreement. As of the Closing Date, each Stockholder and each Manager will be the record and beneficial owner of the number of shares of Common Stock listed opposite the name of such Stockholder and such Manager in Exhibits A and B hereto, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the shares), except for restrictions established pursuant to the terms of the agreements set forth on Schedule 3.5 (which agreements shall be terminated either prior to the Closing or on the Closing Date) and the Shareholder Agreement. The delivery to ICM of the Retired Shares pursuant to the provisions of this Agreement will transfer to ICM valid title thereto, free and clear of any Lien and any such limitation or restriction. Upon the issuance by ICM to the Investor of the New Shares and the payment therefor by the Investor to ICM, in each case on the terms and subject to the conditions set forth herein, the New Shares will have been duly authorized and validly issued and will be fully paid, non-assessable, free of any Lien or any such limitation or restriction and the issuance thereof shall not have been subject to any preemptive or similar rights, except for restrictions set forth in the Shareholder Agreement and except for Liens consented to by the Investor on or after the Closing.

                  3.7 SUBSIDIARIES. (a) Each Subsidiary of ICM is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals, including without limitation those relating to zoning, planning, building, use, occupancy and similar matters, required to carry on its business as now conducted, is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to be so qualified or to have such licenses, authorizations, permits, consents and approvals would not have a Material Adverse Effect. All Subsidiaries (which term, for the purposes of this sentence, shall have the meaning set forth in Section 1.1(a) hereof without regard to the proviso thereto) of ICM and their respective jurisdictions of incorporation are identified on Schedule 3.7.

                  (b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of ICM is owned by ICM, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests), except for restrictions under the agreements set forth on
Schedule 3.5 (which agreements shall be terminated either prior to the Closing or on the Closing Date). Except for an option held by Barry Phillips to acquire 100 shares of common stock of Gradall (which option will be cancelled simultaneously with the Closing), there are no outstanding (i) securities of ICM or any Subsidiary of ICM convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of ICM or (ii) options or other rights to acquire from ICM or any Subsidiary of ICM, or other obligation of ICM or any Subsidiary of ICM to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of ICM (the items in clauses (i) and (ii) being referred to collectively as the "Subsidiary Securities"). There are no outstanding obligations of ICM or any Subsidiary of ICM to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

                  3.8 FINANCIAL STATEMENTS. The audited balance sheets of Gradall and its Subsidiaries as of December 31, 1992, December 31, 1993 and December 31, 1994 and the related consolidated statements of income and cash flows for each of the years ended December 31, 1992, December 31, 1993 and December 31, 1994, and the unaudited balance sheet of Gradall and its Subsidiaries as of July 31, 1995 and the related consolidated statements of income and cash flows for the period ended July 31, 1995 present fairly, in all material respects, the consolidated financial position of Gradall and its Subsidiaries as of the dates thereof and their consolidated results of operations and changes in consolidated financial position for the periods then ended in conformity with generally accepted accounting principles applied on a consistent basis not including normal year end adjustments. The unaudited balance sheets of ICM and its Subsidiaries as of December 31, 1992, December 31, 1993 and December 31, 1994 and the related consolidated statements of income and cash flows for each of the years ended December 31, 1992, December 31, 1993 and December 31, 1994, present fairly, in all material respects, the consolidated financial position of ICM and its Subsidiaries as of the dates thereof and their consolidated results of operations and charges in consolidated financial position, for the periods then ended in conformity with generally accepted accounting principles applied on a consistent basis (for purposes of this sentence, the term

"Subsidiary" shall have the meaning set forth in Section 1.1(a) without regard to the proviso thereto).

                  3.9 ABSENCE OF CERTAIN CHANGES. (a) Except as disclosed in
Schedule 3.9 and except as set forth in Exhibit F, since the Balance Sheet Date, the business of ICM and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been:

                  (i) any event, occurrence, development or state of circumstances or facts which has had or could reasonably be expected to have a Material Adverse Effect;

                  (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of ICM or any Subsidiary of ICM, or any repurchase, redemption or other acquisition by ICM or any Subsidiary of ICM of any outstanding shares of capital stock or other securities of, or other ownership interests in, ICM or any Subsidiary of ICM;

                  (iii) any amendment of any material term of any outstanding security of ICM or any Subsidiary of ICM;

                  (iv) any incurrence, assumption or guarantee by ICM or any Subsidiary of ICM of any indebtedness for borrowed money except pursuant to and in accordance with the terms (as such terms are in effect as of the date hereof) of the Bank One Credit Facility and any capital lease obligations identified on Schedule 3.9;

                  (v) any creation or assumption by ICM or any Subsidiary of ICM of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

                  (vi) any making of any loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments in Subsidiaries of ICM made in the ordinary course of business consistent with past practices;

                  (vii) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of ICM or any Subsidiary of ICM which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

                  (viii) any transaction or commitment made, or any contract or agreement entered into, by ICM or any Subsidiary of ICM relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by ICM or any Subsidiary of ICM of any contract or other right, in either case, material to ICM and its Subsidiaries, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

                 (ix) any change in any method of accounting or accounting practice by ICM or any Subsidiary of ICM;

                  (x) any (A) employment, deferred compensation, severance, retirement or other similar agreement entered into with any director, officer or employee of ICM or any Subsidiary of ICM (or any amendment to any such existing agreement), (B) grant of any severance or termination pay to any director, officer or employee of ICM or any Subsidiary of ICM, or (C) change in compensation or other benefits payable to any director, officer or employee of ICM or any Subsidiary of ICM pursuant to any severance or retirement plans or policies thereof; or

                  (xi) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of ICM or any Subsidiary of ICM, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of ICM or any Subsidiary of ICM.

                  (b) ICM and its Subsidiaries have no outstanding indebtedness for borrowed money other than the Assumed Indebtedness and any capital lease obligations identified on Schedule 3.9.

                  3.10 NO UNDISCLOSED MATERIAL LIABILITIES. There are no liabilities of ICM or any Subsidiary of ICM of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

                  (a) liabilities provided for in the Balance Sheet or disclosed in the notes thereto;

                  (b) liabilities incurred in the ordinary course of business consistent with past practice subsequent to the Balance Sheet Date;

                  (c)  liabilities disclosed on Schedule ; and

                  (d) other undisclosed liabilities which, individually or in the aggregate, are not material to ICM or any Subsidiary, taken as a whole.

                  3.11 MATERIAL CONTRACTS. (a) Except as disclosed in Schedule , neither ICM nor any Subsidiary of ICM is a party to or bound by:

                  (i) any lease (whether of real or personal property) providing for annual rentals of $25,000 or more;

                  (ii) any agreement for the purchase of materials, supplies, goods, services, equipment or other assets that provides for either (A) annual payments by ICM and its Subsidiaries of $25,000 or more or (B) aggregate payments by ICM and its Subsidiaries of $25,000 or more;

                  (iii) any sales, distribution or other similar agreement providing for the sale by ICM or any Subsidiary of ICM of materials, supplies, goods, services, equipment or other assets that provides for either (A) annual payments to ICM and its Subsidiaries of $25,000 or more or (B) aggregate payments to ICM and its Subsidiaries of $25,000 or more;

                  (iv) any partnership, joint venture or other similar agreement or arrangement;

                  (v) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

                  (vi) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement (A) with an aggregate outstanding principal amount not exceeding $25,000 and which may be prepaid on not more than 30 days notice without the payment of any penalty and (B) entered into subsequent to the date of this Agreement as permitted by Section 3.9(iv);

                  (vii)  any license, franchise or similar agreement;

                  (viii) any agency, dealer, sales representative, marketing or other similar agreement;

                  (ix) any agreement that limits the freedom of ICM or any Subsidiary of ICM to compete in any line of business or with any Person or in any area or which would so limit the freedom of ICM or any such Subsidiary after the Closing
         Date;

                  (x) any agreement with (A) any of the Stockholders or (B) any Person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by any of the Stockholders;

                  (xi) any agreement with any director or officer of ICM or any Subsidiary of ICM or with any "associate" or any member of the "immediate family" (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the 1934 Act) of any such director or officer; or

                  (xii) any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to ICM and its Subsidiaries, taken as a whole.

                  (b) Each agreement, commitment, arrangement or plan disclosed in any Schedule to this Agreement or required to be disclosed pursuant to this
Section is a valid and binding agreement of ICM or a Subsidiary of ICM, as the case may be, and is in full force and effect, and neither ICM nor any such Subsidiary is nor, to the knowledge of ICM, Gradall or either Stockholder, is any other party thereto in default or breach in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment.

                  3.12 LITIGATION. (a) Schedule 3.12 sets forth a list of all claims, actions, proceedings and investigations against, or to the knowledge of ICM, Gradall or either Stockholder, threatened against ICM or any Subsidiary of ICM, in each case as of the date hereof, before any court, arbitrator or administrative, regulatory or governmental body or authority.

                  (b) Except as disclosed on Schedule 3.12, there is no action, suit, investigation or proceeding pending against, or to the knowledge of ICM, Gradall or either Stockholder threatened against or affecting, either Stockholder, ICM or any Subsidiary of ICM or any of their respective properties before any court or arbitrator or any governmental body, agency or official which if determined or resolved adversely in accordance with the plaintiff's demands, would reasonably be expected to have a Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

                  3.13 LAWS, COURT ORDERS AND PERMITS; NO DEFAULTS. (a) Subject to Section 3.13(c), neither ICM nor any Subsidiary of ICM is in violation of, and has not since January 1, 1990 violated, any applicable law, rule, regulation, judgement, injunction, order or decree except where such violation would not have a Material Adverse Effect.

                  (b) ICM and each Subsidiary of ICM has, and Schedule 3.13 correctly describes, each material license, franchise, permit or other similar authorization, including without limitation those relating to zoning, planning, building, use, occupancy and similar matters held by ICM and each Subsidiary of ICM.

                  (c) Neither ICM nor any Subsidiary of ICM is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, any material agreement or other instrument binding upon ICM or any Subsidiary of ICM or any license, franchise, permit or other similar authorization, including without limitation those relating to zoning, planning, building, use, occupancy and similar matters held by ICM or any Subsidiary of ICM.

                  (d) Notwithstanding anything herein to the contrary, the provisions of this Section 3.13 do not address matters addressed in Sections 3.16, 3.17, 3.18, 3.23, 3.24 and 8.2.

                  3.14 PROPERTIES. (a) ICM and its Subsidiaries have good and marketable title to, or in the case of leased property have valid leasehold interests in, all property and assets (whether real or personal, tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date. None of such property or assets is subject to any Liens, except:

                  (i) Liens disclosed in Schedule 3.14(a) (which identifies the properties or assets affected thereby) and reflected on the Balance Sheet or the Closing Balance Sheet;

                  (ii) Liens for taxes not yet due or being contested in good faith and for which adequate accruals or reserves have been established on the Balance Sheet or the Closing Balance Sheet;

                  (iii) Liens of mechanics, laborers, materialmen, suppliers, warehousemen, landlords and other similar Persons for obligations not yet due or being contested in good faith and for which adequate accruals or reserves have been established on the Balance Sheet or the Closing Balance Sheet;

                  (iv) Liens that do not secure debt or any other monetary obligation which do not materially detract from the value or materially interfere with any present or intended use of such property or assets; or

                  (v) Liens arising after the Balance Sheet Date in the ordinary course of business consistent with past practices and reflected on the Closing Balance Sheet.

                  (b) There are no developments affecting any such property or assets (whether real or personal) pending or, to the knowledge of ICM, Gradall or either Stockholder threatened, which might materially detract from the value of such property or assets or materially interfere with any present or intended use of any such property or assets.

                  (c) Each real property owned or leased by ICM or any of its Subsidiaries is listed in Schedule 3.14(b). With respect to each leased real property Schedule 3.11 or Schedule 3.14(b) correctly describes the relevant lease, naming the landlord, the tenant, all amendments and other modifications thereof, all assignments thereof, the term thereof (including any options to extend the term) and in all material respects the basic rent thereunder.

                  (d) To the knowledge of the Stockholders, ICM or any Subsidiary of ICM, the plants, buildings, structures and equipment located on each owned real property are in normal operating condition and repair (giving due account to the age and length of use of same, ordinary wear and tear excepted) and are suitable in all material respects for their present uses.

                  (e) To the knowledge of the Stockholders, ICM or any Subsidiary of ICM, each owned real property currently has (x) access to public roads directly or by valid and subsisting easements over private property for ingress to and egress from such owned real property as is reasonably necessary for the conduct of the Business as presently conducted and (y) water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, drainage and other public utilities as are reasonably necessary for the conduct of the business as presently conducted at such owned real property, all of which enter such owned real property in question through public roads or valid and subsisting easements over private property.

                  (f) To the knowledge of the Stockholders, ICM or any Subsidiary of ICM, none of the plants, buildings or other structures located on an owned real property encroaches in a material respect upon any real property owned by another Person or upon any easement affecting such owned real property to the extent that any such encroachment would materially detract from the value or materially interfere with any present or intended use of such owned real property; no structure on any real property owned by another Person encroaches in a material respect upon any owned real property to the extent that any such encroachment would materially detract from the value or materially interfere with any present or intended use of such owned real property.

                  3.15 FINANCIAL ADVISORY FEES. Except for McDonald & Company Securities, Inc., whose fees in an amount of approximately $1,300,000 will be paid by the Stockholders, or if not paid by the Stockholders prior to Closing, by Gradall immediately prior to Closing, and Morgan, Lewis, Githens & Ahn, L.P. and its Affiliates there is no investment banker, financial advisor, broker immediately prior to Closing, finder or other intermediary which has been retained by or is authorized to act on behalf of either Stockholder, ICM or any Subsidiary of ICM who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

                  3.16 ENVIRONMENTAL MATTERS. (a) Except as disclosed on
Schedule 3.16,

                  (i) no notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or to ICM, Gradall or either Stockholder's knowledge, threatened by any governmental entity or other Person with respect to any (A) alleged violation by ICM or any Subsidiary of ICM of any Environmental Law or liability thereunder, (B) alleged failure by ICM or any Subsidiary of ICM to have any permit, certificate, license, approval, registration or authorization required under any Environmental Law in connection with the conduct of its business, (C) Regulated Environmental Activity or (D) Release of Hazardous Substances;

                  (ii) no polychlorinated biphenyls, radioactive material, urea formaldehyde, lead, asbestos, asbestos-containing material or underground storage tank (active or abandoned) is or has been present at any property now or previously owned, leased or operated by ICM or any Subsidiary of ICM; and

                  (iii) there are no Environmental Liabilities that have had or may reasonably be expected to have a Material Adverse Effect.

                  (b) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which

ICM, Gradall or either Stockholder has knowledge in relation to the current or prior business of ICM or any Subsidiary of ICM or any property or facility now or previously owned or leased by ICM or any Subsidiary of ICM which has not been delivered to the Investor at least five days prior to the date hereof.

                  (c) Neither ICM nor any Subsidiary of ICM owns or leases or has owned or leased any property, or conducts or has conducted any operations, in New Jersey or Connecticut.

                  (d) For purposes of this Section, (i) the term "Subsidiary" shall have the meaning set forth in Section 1.1(a) hereof without regard to the proviso thereto and (ii) the terms "ICM" and "Subsidiary" shall include any entity which is, in whole or in part, a predecessor of ICM or any such Subsidiary (defined as set forth in clause (i) of this Section 3.16(d)).

                  3.17 PRODUCTS. Each of the products produced or sold by ICM or any Subsidiary of ICM prior to the Closing Date is, and at all times up to and including the sale thereof has been (i) in compliance in all material respects with all applicable federal, state, local and foreign laws and regulations and
(ii) fit for the ordinary purposes for which it is intended to be used. There is no design defect with respect to any of such products and each of such products contains adequate warnings, presented in a reasonably prominent manner, in accordance with applicable laws, rules and regulations and current industry practice with respect to its use.

                  3.18 INTELLECTUAL PROPERTY. (a) Schedule contains a list of all Intellectual Property Rights owned or licensed and used or held for use by ICM or any Subsidiary of ICM ("Gradall Intellectual Property Rights"), specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner of such Intellectual Property Right; (iii) the jurisdictions by or in which such Intellectual Property Right is registered or has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers; and (iv) licenses, sublicenses and other agreements as to which ICM or any Subsidiary of ICM is a party and pursuant to which any Person is authorized to use such Intellectual Property Right, including the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof.

                  (b) Since January 1, 1990, neither ICM nor any Subsidiary of ICM has been a defendant in any action, suit, investigation or proceeding relating to, or otherwise has been notified of, any alleged claim or infringement of any

Intellectual Property Rights of any Person other than Gradall and its Subsidiaries, and to the knowledge of the Stockholders, ICM and its Subsidiaries, neither ICM nor any of its Subsidiaries has engaged or is engaging in any such infringement. None of ICM, Gradall or either Stockholder has knowledge of any continuing infringement by any other Person of any of the Gradall Intellectual Property Rights. No Gradall Intellectual Property Right is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by ICM or its Subsidiaries or restricting the licensing thereof by ICM or its Subsidiaries to any Person. Neither ICM nor any of its Subsidiaries has entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property Right.

                  (c) To the knowledge of ICM, Gradall or the Stockholders, none of the processes and formulae, research and development results and other know-how of ICM or its Subsidiaries, the value of which to ICM and its Subsidiaries is contingent upon maintenance of the confidentiality thereof, has been disclosed by ICM or any Subsidiary of ICM to any Person other than employees, representatives and agents of ICM and its Subsidiaries all of whom are bound by written confidentiality agreements substantially in the form previously disclosed to the Investor except where such disclosure would not have a Material Adverse Effect.

                  3.19 INSURANCE COVERAGE. The Stockholders have furnished to the Investor a list of, and true and complete copies of, all insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of ICM and its Subsidiaries. There is no claim by ICM or any Subsidiary of ICM pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been paid timely and ICM and its Subsidiaries have otherwise complied fully with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) remain in full force and effect. The Stockholders do not know of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds.

                  3.20 INVENTORIES. The inventories set forth in the Balance Sheet and on the unaudited balance sheet of Gradall and its Subsidiaries as of July 31, 1995 (the "Unaudited Balance Sheet") were properly stated therein at the lesser of cost or fair market value determined in accordance with generally accepted accounting principles (except, with respect to the Unaudited Balance Sheet, not including normal year end adjustments) consistently maintained and applied by Gradall and its Subsidiaries. The inventories set forth in the Balance Sheet if recorded using the FIFO accounting method would have a value, net of reserves, of not less than $20,097,427 and set forth in the Unaudited Balance Sheet if recorded using the FIFO accounting method would have a value, net of reserves, of not less than $18,773,000. Since the Balance Sheet Date, the inventories of Gradall and its Subsidiaries have been maintained in the ordinary course of business. To the knowledge of the Stockholders, as determined in the Stockholders' good faith professional judgment, all such inventory is owned free and clear of all Liens except for Liens for Assumed Indebtedness. To the knowledge of the Stockholders, as determined in the Stockholders' good faith professional judgment, all of the inventory recorded on the Balance Sheet consists of, and all inventory of Gradall and its Subsidiaries on the Closing Date will consist of, items of a quality usable or saleable in the normal course of business consistent with past practices and are and will be in quantities sufficient for the normal operation of the business of Gradall and its Subsidiaries in accordance with past practice. For purposes of this Section 3.20, the phrase "normal operation of business" shall recognize and include Gradall's operating with "past due material" averaging $1,400,000 in the last quarter of 1994 and $700,000 in 1995 and with "past due shop hours" of 17,000 for internal production components in 1994 and 1995.

                  3.21 RECEIVABLES. All accounts, notes receivable and other receivables, net of reserves, reflected on the Balance Sheet (other than receivables collected since the Balance Sheet Date) and the Unaudited Balance Sheet (other than receivables collected since the date of Unaudited Balance Sheet) are, and all accounts and notes receivable arising from or otherwise relating to the business of ICM and its Subsidiaries at the Closing Date will be, valid and genuine. All accounts, notes receivable and other receivables, net of reserves, arising out of or relating to the business of Gradall and its Subsidiaries at the Balance Sheet Date and the date of the Unaudited Balance Sheet have been included in the Balance Sheet or the Unaudited Balance Sheet, as applicable, and all accounts, notes receivable and other receivables, net of reserves, arising out of or relating to the business of ICM and its Subsidiaries at the Closing Date will be included in the Closing Balance Sheet, in accordance with generally accepted accounting principles applied on a consistent basis.

                  3.22 EMPLOYEES. Schedule sets forth a true and complete list of (a) the names, titles, annual salaries and other compensation of all officers of ICM and its Subsidiaries and all other employees of ICM and its Subsidiaries whose annual base salary exceeds $50,000 and (b) the wage rates for non-salaried employees of ICM (by classification). No key employee of Gradall or its Subsidiaries has indicated to either Stockholder, ICM or any Subsidiary of ICM that he intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one year after the Closing Date.

                  3.23 LABOR MATTERS. Each of ICM and its Subsidiaries is in compliance with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice, failure to comply with which or engagement in which, as the case may be, would reasonably be expected to have a Material Adverse Effect. There is no unfair labor practice complaint pending or, to the knowledge of ICM, Gradall or either Stockholder, threatened against ICM or any Subsidiary of ICM (with respect to the business of Gradall or any Subsidiary of Gradall) before the National Labor Relations Board.

                  3.24 EMPLOYEE BENEFIT PLANS. (a) Schedule identifies each Employee Plan. The Stockholders have furnished to the Investor copies of the Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof together with the three most recent annual reports (Form 5500 including, if applicable, Schedule B thereto) and the most recent actuarial valuation report prepared in connection with any Employee Plan. Schedule identifies each Employee Plan which is (i) a Multiemployer Plan,
(ii) a Title IV Plan or (iii) maintained in connection with any trust described in Section 501(c)(9) of the Code. The Stockholders have provided the Investor with complete age, salary, service and related data as of December 31, 1994 for all employees and former employees covered under any Title IV Plan.

                  (b) Except as set forth on Schedule 3.24, as of December 31, 1993 the fair market value of the assets of each Title IV Plan (excluding for these purposes any accrued but unpaid contributions) maintained by or to which contributions were required to be made by ICM or any Subsidiary of ICM exceeded the present value of all benefits accrued under such Title IV Plan determined using the actuarial assumptions utilized by each such Title IV Plan in, and disclosed in, the audited financial statements for the plan year ended December 31, 1993. As of December 31, 1993, the aggregate unfunded liability of ICM and any Subsidiary of ICM in respect of all Employee Plans or Benefit Arrangements described under Sections 4(b)(5) or 401(a)(1) of ERISA (the "Unfunded Liability"), computed using the actuarial assumptions utilized by each such Title IV Plan in, and disclosed in, the audited financial statements for the plan year ended December 31, 1993 and determined as if all benefits under such plans were vested and payable as of such date, did not exceed $2,132,079. For purposes of this Section 3.24(b), the term "Subsidiary" shall have the meaning set forth in Section 1.1(a) hereof without regard to the proviso thereto. Subject to the accuracy of the foregoing, notwithstanding anything herein contained to the contrary, the Stockholders shall not have any obligation or liability hereunder to satisfy or pay the Unfunded Liability of any such Employee Plan maintained by ICM or any Subsidiary of ICM; provided, however, this sentence shall not apply with respect to the Unfunded Liability of any Employee Plan maintained by any Other Business.

                  (c) No transaction prohibited by Section 406 of ERISA or
Section 4975 of the Code, has occurred with respect to any employee benefit plan or arrangement which is covered by Title I of ERISA which transaction has or will cause ICM or any of the Subsidiaries to incur any liability under ERISA, the Code or otherwise, excluding transactions effected pursuant to and in compliance with a statutory or administrative exemption. No "accumulated funding deficiency", as defined in Section 412 of the Code, has been incurred with respect to any Employee Plan subject to such Section 412, whether or not waived. With respect to any plan subject to Title IV of ERISA, no "reportable event", within the meaning of Section 4043 of ERISA, other than a "reportable event" that will not have a Material Adverse Effect, and no event described in Section 4062 or 4063 of ERISA, has occurred in connection with any Employee Plan. Neither ICM nor any Subsidiary nor any ERISA Affiliate of ICM or any Subsidiary has (i) engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA or
(ii) incurred, or reasonably expects to incur prior to the Closing Date, (A) any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA or (B) any liability under Section 4971 of the Code that in either case could become a liability of ICM or any Subsidiary or the Investor or any of its ERISA Affiliates after the Closing Date. No condition exists that (i) could constitute grounds for termination by the PBGC of any employee benefit plan that is subject to Title IV of ERISA that is maintained by ICM, any Subsidiary or any of their ERISA Affiliates or (ii) presents a material risk of complete or partial withdrawal from any multiemployer plan, as defined in
Section 3(37) of ERISA, which could result in ICM, any Subsidiary or the Investor or any ERISA Affiliate of any of them incurring a withdrawal liability within the meaning of Section 4201 of ERISA. The assets of ICM and all of the Subsidiaries are not now, nor will they after the passage of time be, subject to any lien imposed under Code Section 412(n) by reason of a failure of any of the Stockholders, the Managers, their Affiliates, ICM or any Subsidiary to make timely installments or other payments required under Code Section 412. If a "complete withdrawal" by the Stockholders, the Managers, and all of their ERISA Affiliates were to occur as of the Closing Date with respect to all Multiemployer Plans, none of ICM, any Subsidiary or any of their ERISA Affiliates would incur any material withdrawal liability under Title IV of ERISA.

                  (d) Each Employee Plan that is intended to be qualified under
Section 401(a) of the Code is so qualified and has been so qualified during the period since its adoption; each trust created under any such Plan is exempt from tax under Section 501(a) of the Code and has been so exempt since its creation. The Stockholders have provided the Investor with the most recent determination letter of the Internal Revenue Service relating to each such Employee Plan or, if no determination letter has been obtained, a request for such a letter or letters has been filed and is pending and the Stockholders have provided the Investor with copies of each such pending request together with copies of all correspondence relating thereto. Each Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code.

                  (e) Schedule identifies each Benefit Arrangement. The Stockholders have furnished to the Investor copies or descriptions of each Benefit Arrangement (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof. Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations and has been maintained in good standing with applicable regulatory authorities. Each "welfare plan" (as such term is defined in Section 3(1) of ERISA) of ICM and its Subsidiaries may be amended or terminated by ICM or its Subsidiaries on or at any time after the Closing Date, subject to the applicable provisions of the collective bargaining agreements identified on Schedule 3.24.

                  (f) Except as set forth on Schedule 3.24, neither ICM nor any Subsidiary has any current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of ICM or any Subsidiary, except as required to avoid excise tax under Section 4980B of the Code.

                  (g) There has been no amendment to, written interpretation of or announcement (whether or not written) by the Stockholders, the Managers, or any of their Affiliates or ICM or any Subsidiary relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement that would increase materially the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

                  (h) There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of ICM or any Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

                  (i) There has been no failure of a group health plan (as defined in Section 5000(b)(1) of the Code) to meet the requirements of Code
Section 4980B(f) with respect to a qualified beneficiary (as defined in Section 4980B(g)). Neither ICM nor any of the Subsidiaries has contributed to a nonconforming group health plan (as defined in Section 5000(c)) and no ERISA Affiliate of ICM or any of the Subsidiaries has incurred a tax under Section 5000(a) which is or could become a liability of ICM or any of the Subsidiaries.

                  (j) None of the Stockholders, ICM or any Subsidiary has at any time maintained, administered or contributed to any International Plan.

                  (k) Except as set forth on Schedule 3.24 or Exhibits B or H, no employee or former employee of ICM or any Subsidiary will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated hereby.

                  (l) The SERP is unfunded for purposes of ERISA and all participants in the SERP are, for purposes of ERISA, either members of a select group of management employees or are highly compensated employees.

                  (m) As of the date hereof, the maximum aggregate accrued liability under the Gradall Company Benefit Restoration Plan (effective as of August 30, 1995) does not exceed $180,000.

                  3.25 CORPORATE ACTIVITY. Neither ICM nor ICM Investment Company has engaged in any operations or conducted any other activities other than the ownership of stock in its Subsidiaries and related matters.

                  3.26 RELATED PARTY TRANSACTIONS. Schedule 3.26 contains a complete list of all amounts greater than $5,000 owed by or to ICM or any Subsidiary of ICM on the Balance Sheet Date in respect of any contract, arrangement or transaction between (a) ICM or any Subsidiary of ICM, on the one hand, and either of the Stockholders, on the other hand, or (b) ICM or any Subsidiary of ICM, on the one hand, and any known Affiliate of either of the Stockholders, any relative of either of the Stockholders or any known Affiliate of any relative of either of the Stockholders, on the other hand. Except as set forth in Schedule 3.26, since the Balance Sheet Date, there has not been any accrual of liability in an amount greater than $5,000 by ICM or any Subsidiary of ICM to either of the Stockholders, any of their Affiliates, any relative of either of the Stockholders or any Affiliate of any relative of either of the Stockholders or other transaction between ICM or any Subsidiary of ICM and either of the Stockholders, any of their Affiliates, any relative of either of the Stockholders or any Affiliate of any relative of either of the Stockholders. Notwithstanding the foregoing, each transaction which is to survive the Closing and is described in this Section 3.26 has been conducted on an arm's-length basis as though the parties involved were dealing with an unrelated third party.


                                    ARTICLE 4

                 REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

                  The Investor represents and warrants to the Stockholders as of the date hereof and as of the Closing Date that:

                  4.1 EXISTENCE AND POWER. The Investor is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware and has all legal powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

                  4.2 CORPORATE AUTHORIZATION. The execution, delivery and performance by the Investor of this Agreement (including without limitation, the execution, delivery and performance of the Shareholder Agreement) are within the legal powers of the Investor and have been duly authorized by all necessary legal action on the part of the Investor. This Agreement constitutes and, when executed, the Shareholder Agreement will constitute a valid and binding agreement of the Investor and is enforceable in accordance with its terms except as (i) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar laws effecting the enforcement of creditors' rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability. Nothing contained in this Section
4.2 or Section 4.4 shall be considered a representation or warranty as to the validity or enforceability of the Redemption Transaction under federal or state fraudulent conveyance law or similar laws, the Bankruptcy Code, under Delaware Law or under Ohio Law.

                  4.3 GOVERNMENTAL AUTHORIZATION. Except for compliance with the applicable requirements under the HSR Act, the execution, delivery and performance by the Investor of this Agreement require no action by or in respect of, or filing with, any governmental body, agency or official.

                  4.4 NON-CONTRAVENTION. Subject to the final sentence of
Section 4.2, the execution, delivery and performance by the Investor of this Agreement (including without limitation, the execution, delivery and performance of the Shareholder Agreement) do not and will not (i) violate the limited partnership agreement of the Investor or the Certificate of Limited Partnership of the Investor, (ii) assuming compliance with the matters referred to in
Section 9.1(ii), violate any applicable law, rule, regulation, judgment, injunction, order or decree or (iii) require the consent or any other action by any Person, or constitute a default under, any agreement or instrument binding upon the Investor. The Redemption Transaction will not violate the Certificate of Incorporation or the Bylaws of ICM as in effect on the Closing Date, without regard to the application of Delaware Law or Ohio Law to such documents.

                  4.5 PURCHASE FOR INVESTMENT. The Investor understands that the New Shares have not been registered under the Securities Act of 1933 (the "1933 Act") or under any state securities act by reason of their contemplated issuance in a transaction exempt from the registration and prospectus delivery requirements of the 1933 Act and by reason of their contemplated issuance in a transaction within specific exemptions under applicable state securities laws. The Investor is purchasing the New Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution, transfer or resale thereof. The Investor (either alone or together with its advisors) (i) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investments in the New Shares and is capable of bearing the economic risks of such investment; (ii) as of the Closing Date, will have been furnished with such documentation as it will have requested concerning its investment in the New Shares; (iii) as of the Closing Date, will have carefully reviewed such documentation and will understand and have evaluated the merits and risks of an investment in the New

Shares; (iv) as of the Closing Date, will have been provided an opportunity to ask questions of and receive answers from the Stockholders and from the executive officers of ICM and its Subsidiaries concerning an investment in the New Shares; and (v) understands that it may not sell or otherwise transfer the New Shares without (a) registration under the 1933 Act and applicable state laws, or (b) compliance with an exemption from the requirements of registration under the 1933 Act and such applicable state laws.

                  4.6 LITIGATION. There is no action, suit, investigation or proceeding pending against, or to the knowledge of the Investor threatened against or affecting, the Investor before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

                  4.7 FINDERS' FEES. Except for Morgan, Lewis, Githens & Ahn, L.P. and its Affiliates, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Investor who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

                  4.8 CAPITAL COMMITMENTS. As of the date hereof and immediately prior to the Closing, the Investor shall have received from its limited partners an aggregate amount of $10.5 million for the purpose of acquiring the New Shares on the terms and subject to the conditions set forth in this Agreement.


                                    ARTICLE 5

                      COVENANTS OF ICM AND THE STOCKHOLDERS

                  Each of ICM and the Stockholders covenants and agrees that:

                  5.1 CONDUCT OF ICM AND ITS SUBSIDIARIES. (a) From the date hereof until the Closing Date, each of ICM and its Subsidiaries will conduct its business in the ordinary course consistent with past practice and will use reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, neither ICM nor any Subsidiary of ICM will, except as may be necessary in connection with the consummation of the transactions set forth in Exhibit F or as otherwise contemplated by this Agreement:

                  (i) adopt or propose any change in its certificate of incorporation or bylaws;

                  (ii) merge or consolidate with any other Person or acquire a material amount of assets of any other Person;

                  (iii) sell, lease, license or otherwise dispose of any material assets or property except (A) pursuant to existing contracts or commitments and (B) in the ordinary course consistent with past practice;

                  (iv) enter into any capital or similar lease or arrangement except as set forth on Schedule 5.1;

                  (v) incur any indebtedness for borrowed money except Assumed Indebtedness;

             (vi) declare, set aside or pay any dividend or otherwise make any distribution with respect to any shares of capital stock of ICM or any Subsidiary of ICM, or repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other securities of, or other ownership interests in, ICM or any Subsidiary of ICM except as shown on
         Schedule 5.1;

            (vii) except for the payment of $62,500 in respect of the July 31, 1995 management fee to be paid by Gradall to ICM prior to Closing, set aside or pay any amount to either of the Stockholders, any Affiliate of either of the Stockholders, any relative of either of the Stockholders or any Affiliate of any relative of either of the Stockholders, except as set forth on Schedule 5.1; or

           (viii)  agree or commit to do any of the foregoing.

Neither ICM nor any Subsidiary of ICM will (A) take or agree or commit to take any action that would make any representation and warranty of the Stockholders hereunder inaccurate in any respect at, or as of any time prior to, the Closing Date or (B) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

         (b) From the date hereof until no earlier than the later of (i) the day following the consummation of the distribution by ICM to its shareholders of the stock of Hydreco, Inc. ("Hydreco") and of the entire beneficial interest in any corporation or other entity which holds a direct or indirect interest in Hydreco, or (ii) the date on which Magna Holdings, Inc. is no longer a member of any group which includes ICM or any Subsidiary for the purposes of calculation of any Tax liability, neither ICM nor any Subsidiary of ICM will agree, or commit to enter into, or allow any of the Other Businesses to commit to or to enter into any agreement to convey or otherwise dispose of any real property owned by Hydreco, Inc.

                  5.2 ACCESS TO INFORMATION. From the date hereof until the Closing Date, ICM will (or will cause its Subsidiaries to), during regular business hours and upon reasonable notice, (i) give the Investor, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of ICM and its Subsidiaries, (ii) furnish to the Investor, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to ICM and the Subsidiaries as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of ICM and its Subsidiaries to cooperate with the Investor in its investigation of ICM and its Subsidiaries. No investigation by the Investor or other information received by the Investor shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Stockholders hereunder. Notwithstanding the foregoing, the Investor shall not have access to personnel records of ICM and to its Subsidiaries relating to individual performance or evaluation records, medical histories or other information which in ICM's good faith opinion is sensitive or the disclosure of which could subject ICM or any Subsidiary to risk of liability. For purposes of this Section 5.2, the term "Subsidiary" shall have the meaning set forth in
Section 1.1(a) hereof without regard to the proviso thereto.

                  5.3 OTHER OFFERS. The Stockholders, ICM, each Subsidiary of ICM and the officers, directors, employees and other agents of the Stockholders, ICM or any Subsidiary of ICM, will not, directly or indirectly, (i) take any action to solicit, initiate or encourage an Acquisition Proposal or (ii) engage in negotiations with, or disclose any nonpublic information relating to the Stockholders, ICM or any Subsidiary of ICM or afford access to the properties, books or records of the Stockholders, ICM or any Subsidiary of ICM to any Person that may be considering making, or has made, an Acquisition Proposal. The Stockholders, ICM or any Subsidiary of ICM will promptly notify the Investor after receipt of any Acquisition Proposal or any indication that any Person is considering making an Acquisition Proposal or any request for nonpublic information relating to the Stockholders, ICM or any Subsidiary of ICM or for access to the properties, books or records of the Stockholders, ICM or any Subsidiary of ICM by any Person that may be considering making, or has made, an Acquisition Proposal, and any such Person receiving any such Acquisition Proposal, indication or request will keep the Investor fully informed of the status and details of such Acquisition Proposal, indication or request.

                  5.4 NOTICES OF CERTAIN EVENTS. The Stockholders, ICM and the Subsidiaries of ICM shall promptly notify the Investor of:

                  (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

                  (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

                  (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting any Stockholder, Manager, ICM or any Subsidiary that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section or that relate to the consummation of the transactions contemplated by this Agreement.

                  5.5 NONCOMPETITION. (a) Each of the Stockholders agrees that for a period of five full years from the Closing Date, he shall not:

                  (i) engage, either directly or indirectly, as a principal or for its own account or solely or jointly with others, or as a stockholder in any corporation or joint stock association, in any business that directly or indirectly competes (a "Competing Business") with any business operated by Gradall or any Subsidiary of Gradall as it exists on the Closing Date; PROVIDED that nothing herein shall prohibit the acquisition by such Stockholder of a diversified company having not more than 10% of its sales (based on its latest published annual audited financial statements) attributable to any Competing Business; or

                  (ii) employ or solicit, or receive or accept the performance of services by any current employee of Gradall or any Subsidiary of Gradall.

                  (b) If any provision contained in this Section shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. The Stockholders acknowledge that the Investor would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate Investor for any such breach. The Stockholders agree that the Investor shall be entitled to injunctive relief requiring specific performance by the Stockholders of this Section, and the Stockholders consent to the entry thereof.


                                    ARTICLE 6

                            COVENANTS OF THE INVESTOR

                  The Investor covenants and agrees that:

                  6.1 CONFIDENTIALITY. Prior to the Closing Date and after any termination of this Agreement, the Investor and its Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning ICM and its Subsidiaries furnished to the Investor or its Affiliates in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by the Investor, (ii) in the public domain through no fault of the Investor or (iii) later lawfully acquired by the Investor from sources that are not bound by any confidentiality obligation with respect to such information other than any Stockholder, ICM or any Subsidiary of ICM; PROVIDED that the Investor may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement and to its lenders in connection with obtaining the financing for the transactions contemplated by this Agreement so long as such Persons are informed by the Investor of the confidential nature of such information and are directed by the Investor to treat such information confidentially. The obligation of the Investor and its Affiliates to hold any such information in confidence shall be satisfied if they exercise reasonable care with respect to such information. If this Agreement is terminated, the Investor and its Affiliates will, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the Stockholders, upon request, all documents and other materials, and all copies thereof, obtained by the Investor or its Affiliates or on their behalf from the Stockholders, ICM or any Subsidiary in connection with this Agreement that are subject to such confidence.

                  6.2 ACCESS. The Investor will cause ICM and its Subsidiaries, on and after the Closing Date, to afford promptly to each Stockholder and his agents reasonable access to its properties, books, records, employees and auditors to the extent necessary to permit such Stockholder to determine any matter relating to its rights and obligations hereunder or to any period ending on or before the Closing Date and will retain such books and records until the later of (i) the fifth anniversary of the Closing Date and (ii) the expiration of the statute of limitations in respect of any Pre-Closing Tax Periods including any extension thereof. Such Stockholder will hold, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning ICM and its Subsidiaries provided to it pursuant to this Section.

                  6.3 ENVIRONMENTAL MATTERS. The Investor hereby agrees to reimburse ICM for any damage to property or personal injury at the Gradall facility located in New Philadelphia, Ohio caused by the activities of the environmental consultant in the course of conducting the environmental assessment referred to in Section 9.2(ii). The provisions of this Section 6.3 shall terminate upon the consummation of the Closing.

                  6.4 APPRAISAL. The Investor hereby agrees to use its best efforts to engage and pay an appraisal firm to perform the appraisal described in Section 9.1(iii).


                                    ARTICLE 7

                            COVENANTS OF THE PARTIES

                  Each of the parties hereto covenants and agrees that:

                  7.1 BEST EFFORTS. Subject to the terms and conditions of this Agreement, the parties will use their reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Each of the Stockholders and the Investor agree to cause ICM and its Subsidiaries to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Investor will use its reasonable best efforts to obtain all financing required to consummate the transactions contemplated by this Agreement.

                  7.2 CERTAIN FILINGS. The parties shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

                  7.3 PUBLIC ANNOUNCEMENTS. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

                  7.4 NAME CHANGE. The parties understand that, prior to the Closing, the Stockholders may elect to change the names of ICM and ICM Investment Company to new names reasonably acceptable to Investor and that, if the Stockholders so elect, the Stockholders will retain all right, title and interest to the names "ICM Industries, Inc.", "ICM Investment Co." and any similar names containing the phrase "ICM".

                  7.5 CLOSING. The parties agree to use their reasonable efforts to consummate the transactions contemplated hereby on or before September 30, 1995.

                                    ARTICLE 8

                                   TAX MATTERS

                  8.1 TAX DEFINITIONS. The following terms, as used herein, have the following meanings:

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Deferred Taxes" means the deferred tax liability for accounting purposes which is reflected on the Closing Balance Sheet as a line item among liabilities or as a liability in a footnote disclosure.

                  "Federal Tax" means any Tax imposed under Subtitle A of the Code.

                  "Final Determination" shall mean (i) with respect to Federal Taxes, a "determination" as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870AD and, with respect to Taxes other than Federal Taxes, any final determination of liability in respect of a Tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations) or (ii) the payment of Tax by the Investor, ICM or any Subsidiary or any of their Affiliates, whichever is responsible for payment of such Tax under applicable law, with respect to any item disallowed or adjusted by a Taxing Authority, provided that such responsible party determines that no action should be taken to recoup such payment and the other party agrees.

                  "Post-Closing Tax Period" means any Tax period beginning on or after the close of business on the Closing Date and those days which follow the Closing Date and are included in the Tax period which begins before the Closing Date and ends after the Closing Date.

                  "Pre-Closing Tax Period" means any Tax period ending on or before the close of business on the Closing Date and those days which precede and include the Closing Date and are included in the Tax period which begins before the Closing Date and ends after the Closing Date.

                  "Tax" means (i) any tax imposed under Subtitle A of the Code and any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added,




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



transfer, franchise, profits, license, withholding on amounts paid to or by ICM or any Subsidiary, payroll, employment, excise including the golden parachute excise tax imposed by Section 4999 of the Code and the greenmail excise tax imposed by Section 5881 of the Code, severance, stamp, capital stock, occupation, property, environmental or windfall profit tax, premium, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a "Taxing Authority") responsible for the imposition of any such tax (domestic or foreign), (ii) liability of ICM or any Subsidiary for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group including the entities conducting the Other Businesses, or being a party to any agreement or arrangement whereby liability of ICM or any Subsidiary for payments of such amounts was determined or taken into account with reference to the liability of any other person including the entities conducting the Other Businesses for any period during the Tax Indemnification Period, and (iii) liability of ICM or any Subsidiary for the payment of any amounts as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amounts of the type described in (i) or
(ii) as a result of any express or implied obligation to indemnify any other Person.

                  "Tax Asset" means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute which could reduce Taxes (including without limitation deductions and credits related to alternative minimum Taxes).

                  "Tax Indemnification Period", means (i) with respect to any Tax described in clause (i) of the definition of "Tax", any Pre-Closing Tax Period of ICM or any Subsidiary, (ii) with respect to any Tax described in clause (ii) of the definition of "Tax", any Pre-Closing Tax Period of ICM or any Subsidiary, and (iii) with respect to any Tax described in clause (iii) of the definition of "Tax", the survival period of the obligation under the applicable contract or arrangement.

                  "Tax Sharing Agreements" means all existing Tax sharing agreements or arrangements (whether or not written) binding ICM or any Subsidiary (including without limitation the [insert name of tax sharing agreement currently in effect] dated [insert date] and any agreements or arrangements which afford any other person the benefit of any Tax Asset of ICM or any Subsidiary, afford ICM or any Subsidiary the benefit of any Tax Asset of any other person or require or permit the transfer or assignment of income, revenues, receipts, or gains).

                  For purposes of this Article 8, the term "Subsidiary" shall have the meaning set forth in 1.1(a) hereof without regard to the proviso thereto.

                  8.2 TAX REPRESENTATIONS. The Stockholders represent and warrant to the Investor as of the date hereof and as of the Closing Date that:

                  (a) Except as set forth in the Balance Sheet (including the notes thereto) or on Schedule 8.2, (i) all Tax returns, statements, reports and forms (including estimated tax or information returns and reports) required to be filed with any Taxing Authority with respect to any Pre-Closing Tax Period by or on behalf of ICM or any Subsidiary (collectively, the "Returns"), have, to the extent required to be filed on or before the date hereof, been filed when due in accordance with all applicable laws; (ii) as of the time of filing, the Returns correctly reflected the facts regarding the income, business, assets, operations, activities and status of ICM, the Subsidiaries and any other information required to be shown therein; (iii) all Taxes shown as due and payable on the Returns that have been filed have been timely paid, or withheld and remitted to the appropriate Taxing Authority; (iv) except to the extent taken into account in the determination of the Retired Shares Purchase Price under Section 2.2, the charges, accruals and reserves for Taxes with respect to ICM and the Subsidiaries for any Pre-Closing Tax Period (including any Pre-Closing Tax Period for which no Return has yet been filed) reflected on the books of ICM and the Subsidiaries (excluding any provision for deferred income taxes) are adequate to cover such Taxes; (v) all Returns filed with respect to Tax years of ICM and the Subsidiaries through the Tax year ended December 31, 1990 have been examined and closed or are Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired; (vi) neither ICM nor any Subsidiary is delinquent in the payment of any Tax or has requested any extension of time within which to file any Return and has not yet filed such Return or is late in the filing of any Return after giving effect to any allowable extension for filing such Return; (vii) neither ICM nor any Subsidiary (or any member of any affiliated, consolidated, combined or unitary group of which ICM or any Subsidiary has been a member) has granted any extension or waiver of the statute of limitations period applicable to any Return, which period (after giving effect to such extension or waiver) has not yet expired; (viii) there is no claim, audit, action, suit, proceeding, or investigation now pending against or with respect to ICM or any Subsidiary in respect of any Tax or Tax Asset or any issue which the IRS has indicated an intention to examine of which an officer of ICM or a Subsidiary of ICM is aware by reason of his participation in industry groups or other trade associations, which is present in any returns filed by ICM or a Subsidiary of ICM; (ix) there are no requests for rulings or determinations in respect of any Tax or Tax Asset pending between ICM or any Subsidiary and any Taxing Authority; (x) neither ICM nor any Subsidiary owns any interest in real property in the State of New York or in any other jurisdiction in which a Tax is imposed on the transfer of a controlling interest in an entity that owns any interest in real property; (xi) none of the property owned or used by ICM or any Subsidiary is subject to a tax benefit transfer lease executed in accordance with Section 168(f)(8) of the Internal Revenue Code of 1954, as amended; (xii) except as disclosed on Schedule 8.2, none of the property owned or used by ICM or any Subsidiary is subject to a lease, other than a "true" lease for federal income tax purposes; (xiii) none of the property owned by ICM or any Subsidiary is "tax-exempt use property" within the meaning of Section 168(h) of the Code; (xiv) none of the Stockholders, the Managers and ICM and any Subsidiary, nor any other person on behalf of ICM or any Subsidiary, has entered into nor will it enter into any agreement or consent pursuant to Section 341(f) of the Code; (xv) there are no liens for Taxes upon the assets of ICM or any Subsidiary except liens for current Taxes not yet due; (xvi) except as disclosed on Schedule 8.2, neither ICM nor any Subsidiary will be required to include any adjustment in taxable income for any Post-Closing Tax Period under Section 481(c) of the Code (or any similar provision of the Tax laws of any jurisdiction) as a result of a change in method of accounting for a Pre-Closing Tax Period or pursuant to the provisions of any agreement entered into with any Taxing Authority with regard to the Tax liability of ICM or any Subsidiary for any Pre-Closing Tax Period; (xvii) the quantity of inventory acquired or produced by ICM or any Subsidiary during the last month of each Tax period ending on or before December 31, 1994 and included in inventory on the last day of such Tax period does not exceed 15 percent of the average quantity acquired or produced during the preceding twelve months of such Tax period; (xviii) neither ICM nor any Subsidiary has participated in any arrangement whereby any income, revenues, receipts, gain, loss or Tax Asset of ICM or any Subsidiary was determined or taken into account for Tax purposes with reference to or in conjunction with any income, revenues, receipts, gain, loss, asset, liability or Tax Asset of any person other than ICM or any Subsidiary; (xix) except for the tax sharing agreement described in Section 8.1 hereof, neither ICM nor any Subsidiary is currently under any contractual obligation to pay any amounts of the type described in clause (ii) or (iii) of the definition of "Tax"; (xx) a protective carryover election has been filed in connection with each transaction consummated by ICM or any Subsidiary prior to January 20, 1994 that constituted a "qualified stock purchase" within the meaning of Section 338 of the Code; and (xxi) all information set forth in the notes to the Balance Sheet relating to Tax matters is true and complete.

                  (b) Schedule 8.2 contains a list of all jurisdictions (whether foreign or domestic) to which any Tax is properly payable by ICM or any Subsidiary; provided, however for purposes of this subsection (b), the term "Subsidiary" shall have the meaning set forth in Section 1.1(a) hereof.

                  8.3 COVENANTS. (a) Without the prior written consent of the Investor, neither ICM nor any Subsidiary shall make or change any tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of materially increasing the Tax liability or materially reducing any Tax Asset of ICM or any Subsidiary.

                  (b) All Returns not required to be filed on or before the date hereof (i) will to the extent required to be filed on or before the Closing Date, be filed when due in accordance with all applicable laws and (ii) as of the time of filing, will correctly reflect the facts regarding the income, business, assets, operations, activities and status of ICM, the Subsidiaries and any other information required to be shown therein.

                  (c) Neither ICM nor any Subsidiary shall reserve any amount for or make any payment of Taxes to any person or any Taxing Authority, except for such Taxes as are due or payable or have been properly estimated in accordance with applicable law as applied in a manner consistent with past practice of ICM.

                  (d) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer tax and any similar Tax) shall be paid by ICM when due, and ICM will, at its own expense, file all necessary Tax returns and other documentation with respect to all such Taxes and fees, and, if required by applicable law, Investor will, and will cause its Affiliates to, join in the execution of any such Tax returns and other documentation.

                  8.4 COOPERATION ON TAX MATTERS. (a) ICM, the Investor and the Stockholders shall cooperate fully, as and to the extent reasonably requested by the other parties, in connection with the preparation and filing of any Tax return, statement, report or form (including any report required pursuant to Section 6043 of the Code and all Treasury Regulations promulgated thereunder), any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. ICM and the Stockholders agree (i) to retain all books and records with respect to Tax matters pertinent to ICM and the Subsidiaries relating to any Pre-Closing Tax Period, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) to give the other party reasonable written notice prior to destroying or discarding any such books and records and, if the other party so requests, the Stockholders shall allow the Investor or ICM to take possession of such books and records.

                  (b) The Investor and the Stockholders further agree, upon request, to use all reasonable efforts to obtain any certificate or other document from any governmental authority or customer of ICM or any Subsidiary or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including but not limited to with respect to the transactions contemplated hereby).

                  8.5 TAX INDEMNIFICATION. (a) The Stockholders hereby indemnify ICM against and agree to hold ICM harmless from any (x) Tax of ICM or any Subsidiary or any entity conducting any Other Business related to the Tax Indemnification Period in excess of the amount reflected in reserves on ICM's Closing Balance Sheet (excluding any provision for Deferred Taxes) reduced by the Offset in a Post-Closing Tax Period, as defined in the last two sentences of this subparagraph, as a consequence of an adjustment which increases the Tax liability of ICM or any Subsidiary (as such term is defined in Section 1.1(a) hereof) for any PreClosing Tax Period, (y) Tax of ICM or any Subsidiary or any entity conducting any Other Business resulting from a breach of the provisions of Section 8.3(a), and (z) liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys' fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax described in
(x) or (y) including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, and any liability as transferee (the sum of (x) as computed without taking account of the Offset, (y), and (z) being referred to herein as a "Loss"). Any amounts taken into account in the determination of the

Retired Shares Purchase Price (including any amounts paid pursuant to Section 2.2(a)(i)(F) and (G)) shall not constitute a Loss under this Section. The Offset(s) shall be equal to benefits realized from any credits, deductions or exclusions which are available to ICM or any Subsidiary (as such term is defined in Section 1.1(a) hereof) and shall be computed, from time to time, on the basis of Tax returns filed by ICM for any Post-Closing Period, taking into account audit adjustments thereof, and shall be promptly paid over to the Stockholders if they have previously paid all amounts due under this paragraph. The amount(s) realized shall be equal to the difference between the Tax payable during each Post-Closing Period and the Tax which would have been payable if such credit, deduction or exclusion had not been available.

                  (b) For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax related to the portion of such Tax period ending on and including the Closing Date shall
(x) in the case of any Taxes other than gross receipts, sales or use Taxes and Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to income and any gross receipts, sales or use Tax, be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Closing Date. The portion of any credits relating to a Tax period that begins before and ends after the Closing Date shall be determined as though the relevant Tax period ended on and included the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of ICM and the Subsidiaries. For purposes of Section 2.2(a)(i)(F) and (G) the income taxes described in this Section 8.5(b) shall be computed as provided in clause (y).

                  (c) Upon payment by ICM of any Loss, the Stockholders shall discharge their obligation to indemnify ICM against such Loss by paying to ICM an amount equal to the amount of such Loss.

                  (d) Any payment pursuant to sub-Sections (a),(b) and (c) of this Section 8.5 shall be made not later than 30 days after receipt by the Stockholders of written notice from ICM stating that any Loss has been paid and the amount thereof and of the indemnity payment requested.

                  (e) ICM agrees to give prompt notice to the Stockholders of any Loss or the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought hereunder which ICM deems to be within the ambit of Section 8.5(a) (specifying with reasonable particularity the basis therefor) and will give the Stockholders such information with respect thereto as the Stockholders may reasonably request. The Stockholders may, at their own expense, (i) participate in and, upon notice to ICM, assume the defense of any such suit, action or proceeding (including any Tax audit); PROVIDED that (i) the Stockholders' counsel is reasonably satisfactory to ICM, (ii) the Stockholders shall thereafter consult with ICM upon ICM's reasonable request for such consultation from time to time with respect to such suit, action or proceeding (including any Tax audit) and (iii) the Stockholders shall not, without ICM's consent, agree to any settlement with respect to any Tax if such settlement could adversely affect the Tax liability of ICM or any Subsidiary for any Post-Closing Period. If the Stockholders assume such defense, (i) ICM shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Stockholders and (ii) the Stockholders shall not assert that the Loss, or any portion thereof, with respect to which ICM seeks indemnification is not within the ambit of Section 8.5(a). If the Stockholders elect not to assume such defense, ICM may pay, compromise or contest the Tax at issue. The Stockholders shall be liable for the fees and expenses of counsel employed by ICM for any period during which the Stockholders have not assumed the defense thereof. Whether or not the Stockholders choose to defend or prosecute any claim, all of the parties hereto shall cooperate in the defense or prosecution thereof.

                  (f) The Stockholders shall not be liable under subSections (a) and (c) of this Section 8.5 with respect to any Tax resulting from a claim or demand the defense of which the Stockholders were not offered the opportunity to assume as provided under Section 8.5(e) to the extent the Stockholders' liability under this Section is adversely affected as a result thereof. No investigation by ICM or any of its Affiliates at or prior to the Closing Date shall relieve the Stockholders of any liability hereunder.

                  (g) ICM hereby indemnifies the Stockholders against and agrees to hold the Stockholders harmless from any (x) Tax imposed on income of ICM earned after the Closing Date and (y) liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys' fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax described in (x) including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, and any liability as transferee (the sum of (x), and (y) being referred to herein as a "Stockholders' Loss").

                  (h) Upon payment by the Stockholders of any Stockholders' Loss, ICM shall discharge its obligation to indemnify the Stockholders against such Stockholders' Loss by paying to the Stockholders an amount equal to the amount of such Stockholders' Loss.

                  (i) Any payment pursuant to sub-Sections (g) and (h) of this
Section 8.5 shall be made not later than 30 days after receipt by ICM of written notice from the Stockholders stating that any Stockholders' Loss has been paid and the amount thereof and of the indemnity payment requested. Any such payment that is not made when due shall bear interest at the rate per annum determined from time to time under the provisions of Section 6621(a)(2) of the Code for each day until paid.

                  (j) The Stockholders agree to give prompt notice to ICM of any Stockholders' Loss or the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought hereunder which the Stockholders deem to be within the ambit of Section 8.5(g) (specifying with reasonable particularity the basis therefor) and will give ICM such information with respect thereto as ICM may reasonably request. ICM may, at its own expense, (i) participate in and, upon notice to the Stockholders, assume the defense of any such suit, action or proceeding (including any Tax audit); provided that (i) ICM's counsel is reasonably satisfactory to the Stockholders,
(ii) ICM shall thereafter consult with the Stockholders upon the Stockholders' reasonable request for such consultation from time to time with respect to such suit, action or proceeding (including any Tax audit) and (iii) ICM shall not, without the Stockholders consent, agree to any settlement with respect to any Tax if such settlement could adversely affect the Tax liability of the Stockholders for any Pre-Closing Period. If ICM assumes such defense, (i) the Stockholders shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at their own expense, separate from the counsel employed by ICM and (ii) ICM shall not assert that the Stockholders' Loss, or any portion thereof, with respect to which the Stockholders seek indemnification is not within the ambit of Section 8.5(g). If ICM elects not to assume such defense, the Stockholders may pay, compromise or contest the Tax at issue. ICM shall be liable for the fees and expenses of counsel employed by the Stockholders for any period during which ICM has not assumed the defense thereof. Whether or not ICM chooses to defend or prosecute any claim, all of the parties hereto shall cooperate in the defense or prosecution thereof.

                  (k) ICM shall not be liable under sub-Sections (g) and (h) of this Section 8.5 with respect to any Tax resulting from a claim or demand the defense of which ICM was not offered the opportunity to assume as provided under
Section 8.5(j) to the extent ICM's liability under this Section is adversely affected as a result thereof.

                  8.6 PURCHASE PRICE ADJUSTMENT AND INTEREST. Any amount paid by the Stockholders under Section 8.5 will be treated as a capital contribution unless a Final Determination causes any such amount not to constitute a capital contribution for Federal Tax purposes. In the event of such a Final Determination, the Stockholders shall pay an amount that reflects the hypothetical Tax consequences of the receipt or accrual of such payment, using the maximum statutory rate (or rates, in the case of an item that affects more than one Tax) applicable to the recipient of such payment for the relevant year, reflecting for example, the effect of deductions available for interest paid or accrued and for Taxes such as state and local income Taxes. Any payment required to be made by the Stockholders under Section 8.5 that is not made when due shall bear interest at the rate per annum determined, from time to time, under the provision of Section 6621(a)(2) of the Code for each day until paid.

                  8.7 TERMINATION OF EXISTING TAX SHARING AGREEMENTS. Any and all existing Tax Sharing Agreements shall be terminated as of the Closing Date. After the Closing, neither ICM nor any Subsidiary shall have any further rights or liabilities thereunder. This Agreement shall be the sole Tax sharing agreement relating to ICM or any Subsidiary for all Pre-Closing Tax Periods.

                                    ARTICLE 9

                              CONDITIONS TO CLOSING

                  9.1 CONDITIONS TO OBLIGATIONS OF THE INVESTOR AND THE STOCKHOLDERS. The obligations of the Investor and the Stockholders to consummate the Closing are subject to the satisfaction of the following conditions:

                  (i) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing.

                  (ii) Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

                  (iii) An opinion of an appraisal firm verifying the solvency of ICM and its Subsidiaries (after taking into account the Redemption Transaction) shall have been obtained at the Investor's expense.

                  9.2 CONDITIONS TO OBLIGATION OF THE INVESTOR. The obligation of the Investor to consummate the Closing is subject to the satisfaction of the following further conditions:

                  (i) (A) Each of the Stockholders and ICM shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, (B) the representations and warranties of the Stockholders contained in this Agreement and in any certificate or other writing delivered by the Stockholders pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect for specific instances, shall be true in all respects except where the instances where such representations and warranties are not true, if viewed in the aggregate, would not have a Material Adverse Effect at and as of the Closing Date, as if made at and as of such date, and (C) the Investor shall have received a certificate signed by each of the Stockholders to the foregoing effect.

                  (ii) The Investor shall have conducted, at the Investor's expense, a Phase I environmental audit of ICM and its Subsidiaries and their respective assets and businesses, which audit will identify and delineate, to the extent consistent with a Phase I audit, all Environmental Liabilities and which audit (A) shall be satisfactory to the Investor in its sole discretion and (B) shall be delivered to the Investor in the form of a written report no later than ten days prior to the Closing.

                  (iii) The Investor shall have received all documents it may reasonably request relating to the existence of ICM and its Subsidiaries and the authority of the Stockholders and ICM for this Agreement and the Shareholder Agreement, all in form and substance reasonably satisfactory to the Investor.

                  (iv) The Stockholders shall have delivered a certification for ICM and signed by ICM to the effect that neither ICM nor any Subsidiary of ICM is nor has it been within 5 years of the Closing Date a "United States real property holding corporation" as defined in Section 897 of the Code.

                  (v) ICM shall have obtained sufficient outside financing to enable it to make payment of the Retired Shares Purchase Price and any other amounts to be paid by it hereunder.

                  (vi) The Investor shall have completed its due diligence with respect to the Other Businesses to the Investor's satisfaction.

                  (vii) There shall not be threatened, instituted or pending any action or proceeding by any Person before any court or governmental authority or agency, domestic or foreign, (A) seeking to restrain or prohibit the ownership or operation by the Investor or any of its Affiliates of all or any material portion of the business or assets of ICM or any Subsidiary of ICM or of the Investor or any of their Affiliates or to compel the Investor or any of its Affiliates to dispose of all or any material portion of the business or assets of ICM or any Subsidiary of ICM or of the Investor or any of their or Affiliates, (B) seeking to impose or confirm limitations on the ability of the Investor or any of its Affiliates effectively to exercise full rights of ownership of the New Shares, or (C) seeking to require divestiture by the Investor or any of its Affiliates of any the New Shares.

                  (viii) The Investor shall have received an opinion of Laser, Pokorny, Schwartz, Friedman & Economos, counsel to the Stockholders, dated the Closing Date, in form and substance reasonably satisfactory to the Investor. In rendering such opinion, such counsel may rely upon certificates of public officers, as to matters governed by the laws of jurisdictions other than New York and the corporate laws of Delaware or the federal laws of the United States of America, upon opinions of counsel reasonably satisfactory to the Investor and, as to matters of fact, upon certificates of Stockholders or of officers of ICM or any Subsidiary of ICM , copies of which opinions and certificates shall be contemporaneously delivered to the Investor. For purposes of rendering its opinion, such counsel may assume that the laws of New York are identical to the laws of Illinois.

                  (ix) Each of the Stockholders and ICM shall have received all consents, authorizations or approvals from the governmental agencies referred to in Section , in each case in form and substance reasonably satisfactory to the

         Investor, and no such consent, authorization or approval shall have been revoked.

                  (x) The Investor shall have received certification signed by each of the Stockholders to the effect that such party is not a "foreign person" as defined in Section 1445 of the Code.

                  (xi) The transactions set forth in Part I of Exhibit F shall have been consummated and the transactions set forth in Part II of Exhibit F shall be consummated simultaneously with the Closing in a manner satisfactory to the Investor in its sole discretion.

                  (xii) Each of the Stockholders and the Managers shall have executed the Shareholder Agreement.

                  (xiii) All material consents, approvals, authorizations or permits of, or filings with or notifications to, any third party required for the consummation of the transactions contemplated hereby shall have been obtained.

                  (xiv) Gradall shall have obtained an ALTA extended coverage form of owner's title insurance policy, or a binder to issue the same, dated the Closing Date, insuring or committing to insure, at ordinary premium rates, title to the real property located in New Philadelphia, Ohio on which Gradall's plant is constructed and the easements appurtenant thereto and necessary for the use thereof, free and clear of Liens except Liens for the Assumed Indebtedness and as otherwise consented to by the Investor, such policy or binder to be issued by a responsible title insurance company selected by the Investor, to be in an amount reasonably satisfactory to the Investor, to be in form and substance and include such affirmative coverages and endorsements (including a non-imputation endorsement) reasonably satisfactory to the Investor. The cost of any such policy or binder and any survey and other documents and materials necessary to obtain the same shall be paid by Gradall after the Closing Date.

                  (xv) The Investor shall have completed its survey of Gradall's distributors to the Investor's satisfaction.

                  9.3 CONDITIONS TO OBLIGATION OF THE STOCKHOLDERS. The obligation of the Stockholders to consummate the Closing is subject to the satisfaction of the following further conditions:

                  (i) (A) The Investor shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (B) the representations and warranties of the Investor contained in this Agreement and in any certificate or other writing delivered by the Investor pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true in all material respects at and as of the Closing Date, as if made at and as of such date, and (C) the Stockholders shall have received a certificate signed by the General Partner of the Investor to the foregoing effect.

                  (ii) The Stockholders shall have received all documents they may reasonably request relating to the existence of the Investor and the authority of the Investor for this Agreement, all in form and substance reasonably satisfactory to the Stockholders.

                  (iii) The Stockholders shall have received an opinion of Davis Polk & Wardwell, counsel to the Investor, dated the Closing Date, in form and substance reasonably satisfactory to the Stockholders. In rendering such opinion, such counsel may rely upon certificates of public officers, as to matters governed by the laws of jurisdictions other than New York and the corporate laws of Delaware or the federal laws of the United States of America, upon opinions of counsel reasonably satisfactory to the Stockholders and, as to matters of fact upon certificates of the Investor, copies of which opinions and certificates shall be contemporaneously delivered to the Stockholders.

                  (iv)  The Investor shall have executed the Shareholder
         Agreement.

                  (v) ICM shall have delivered to the Stockholders certificates for 140 shares of Preferred Stock, 70 of which shall be registered in the name of David T. Shelby and 70 of which shall be registered in the name of Jack D. Rutherford.


                                   ARTICLE 10

                            SURVIVAL; INDEMNIFICATION

                  10.1 SURVIVAL. The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the date which is three months after the delivery to Investor of audited financial statements for ICM and its Subsidiaries for the year ended December 31, 1996; PROVIDED that (i) the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.9, 3.11,
3.12, 3.13, 3.14, 3.15, 3.19, 3.20, 3.21, 3.22 and 3.23 shall terminate upon the consummation of an IPO, if earlier, (ii) covenants and agreements which, by their terms, are to survive for a specified period of time shall survive for the period of time specified therein, (iii) the covenants, agreements, representations and warranties set forth in Sections 10.5, 10.6, 10.7(a) and (b) and 10.8 shall survive indefinitely, (iv) the covenants, agreements, representations and warranties contained in Section 10.3, except with respect to the Disclosed Environmental Liabilities set forth in the section entitled "Summary of Findings" in the Phase I report referred to in Section 9.2(ii), shall survive until the tenth anniversary of the Closing, (v) the covenants, agreements, representations and warranties contained in Sections 3.17 and 10.4 shall survive until the earlier of the seventh anniversary of the Closing and an IPO, (vi) the covenants, agreements, representations and warranties contained in Sections 3.24(c), (d), (h) and (i) and Article 8 shall survive until expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any waiver, mitigation or extension thereof), if later and (vii) the covenants, agreements, representations and warranties contained in Section 10.7(c) shall survive until the earlier of the tenth anniversary of the Closing and an IPO. Notwithstanding the preceding sentence, (i) any covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy, breach or event giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time and (ii) the provisions of this Section 10.1 shall not be construed to excuse the Stockholders from, or in any way limit, the Stockholders' obligations under Sections 10.3, 10.4, 10.5, 10.6 and 10.7.

                  10.2 INDEMNIFICATION GENERALLY. The Stockholders hereby indemnify each Investor Indemnitee without duplication against and agree to hold them harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) ("Damages") incurred or suffered by any Investor Indemnitee arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by the Stockholders pursuant to this Agreement (except for matters addressed in Article 8 or in Sections 10.3, 10.4, 10.5 and 10.6); PROVIDED that, the Stockholders shall not be liable under this

Section 10.2 unless the aggregate amount of Damages with respect to all matters addressed by this Section 10.2 exceeds $450,000 (the "Stockholders' Basket") and then only to the extent of such excess; and PROVIDED FURTHER that the Stockholders shall not be liable under this Section 10.2 for Damages in an amount exceeding $5,000,000 in the aggregate. For purposes of this Agreement, Damages incurred or suffered by any Person shall be determined net of any resulting tax benefit. For purposes of this Section 10.2, any breach of Section 3.9(a)(i) caused solely by circumstances effecting the economy generally that occur and are evident prior to the Closing Date shall not be covered by this
Section 10.2.

                  10.3 ENVIRONMENTAL LIABILITIES. (a) Subject to Section 10.3(b), the Stockholders hereby indemnify the Investor Indemnitees from and against and agree to hold each of them harmless from any and all Damages (including, without limitation, reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and all remediation, clean-up and similar costs and all costs relating to improvements to be made, including paving, dikes, sumps and roofing, to contain or eliminate runoff at the metal chip dumpster/oil storage area), net of any Tax benefit to ICM or any Subsidiary of ICM with respect to such Damages,incurred or suffered by any Investor Indemnitee arising out of, in respect of or in connection with any and all Environmental Liabilities; PROVIDED that, with respect to any Environmental Liabilities specifically disclosed in Schedule 3.16 or specifically identified in the Section entitled "Summary of Findings" (the "Summary of Findings") in the Phase I environmental audit referred to in Section 9.2(ii) (each a "Disclosed Environmental Liability"), the Stockholders' indemnification obligations under this Section 10.3(a) shall be limited to 50% of the Damages, net of any Tax benefit of ICM or any Subsidiary of ICM with respect to such Damages, arising out of, in respect of or in connection with any such Disclosed Environmental Liability and PROVIDED FURTHER, that with respect to Disclosed Environmental Liabilities set forth in the Summary of Findings, such Damages shall be limited to amounts actually expended (or set forth in a budget or plan identifying additional investigative, remedial or disposal activities), in connection with an investigation, clean-up or remediation which has been initiated on or prior to December 31, 1998, by ICM or any Affiliate of ICM. Notwithstanding anything herein to the contrary, the parties agree that (i) in connection with paragraph 4.1.1 in the Summary of Findings, any liabilities relating to the matters referred to therein shall be included in the definition of "Disclosed Environmental Liabilities" solely to the extent that such liabilities arise out of contamination by TCE and no other substance, and (ii) any Environmental Liability relating to the contamination of the waters or sediments of the Tuscarawas

River shall be deemed to be a Disclosed Environmental Liability as to which the Stockholders' indemnification obligations hereunder shall survive until the tenth anniversary of the Closing. The Stockholders' indemnification obligations under this Section 10.3(a) with respect to Disclosed Environmental Liabilities shall be reduced by an amount equal to 50% of the Excess Amount, if any. For purposes of this Section 10.3, (i) the term "Environmental Liabilities" shall have the meaning set forth in Section 1.1 without regard to the final sentence of the definition of such term included in such Section, (ii) the term "Unknown Environmental Liabilities" shall mean Environmental Liabilities other than Disclosed Environmental Liabilities, (iii) the term "Excess Amount" means 56% of the excess, if any, of 1995 EBIT over $12.3 million and (iv) the term "1995 EBIT" means consolidated earnings before interest and taxes of Gradall and its Subsidiaries for the 1995 fiscal year determined (x) as certified by the chief financial officer of Gradall in accordance with generally accepted accounting principles and consistent with the past practices of Gradall and (y) without regard to the transactions contemplated hereby and as certified by the Investor to the Stockholders. The Investor shall provide the Stockholders with its determination of 1995 EBIT not later than March 31, 1996.

                  (b) From and after the Closing Date, Gradall shall, to the extent available on commercially reasonable terms as determined in the good faith judgment of the Board of Directors of ICM, maintain insurance with respect to Unknown Environmental Liabilities having an annual aggregate premium of $26,000 (which premium shall be adjusted annually on each anniversary of the Closing Date by adding to it, cumulatively, an amount equal to (x) the amount of such premium multiplied by (y) the increase (but not any decrease) for the prior year in the Consumer Price Index for the New York-Northeastern New Jersey Metropolitan Statistical Area published by the Department of Labor), having a deductible of $50,000 per occurrence and having coverage of $1,000,000 per occurrence and in the aggregate and containing no additional terms or conditions that would impose material obligations on ICM or any Subsidiary of ICM. The cost of any such insurance policy, net of any Tax benefit to ICM or any Subsidiary of ICM with respect to the payment of premiums for such insurance, shall be shared equally by Gradall, on the one hand, and the Stockholders, on the other hand. With respect to any Unknown Environmental Liability in respect of which Gradall is entitled to payment under any such insurance policy, Gradall shall reimburse the Stockholders for any amounts actually received by Gradall in respect of the relevant Unknown Environmental Liability, net of any tax liability related thereto, to the extent the Stockholders have fulfilled their indemnification obligations in connection with such Unknown

Environmental Liability in accordance with the provisions of Section 10.3(a) and this Section 10.3(b). In the event that Gradall shall be unable to obtain insurance coverage in accordance with this Section 10.3(b), Gradall shall to the extent available maintain insurance with respect to Unknown Environmental Liabilities with such coverages as can be obtained at the cost and with the deductibles provided herein and provided that such insurance does not contain additional terms or conditions that would impose material obligations on ICM or any Subsidiary of ICM. In the event that Gradall discontinues its insurance coverage and such coverage was available on the terms described in this Section 10.3(b), then the Stockholder's liability pursuant to this Section 10.3 shall be reduced by the amount of the discontinued coverage.

                  (c) From and after the Closing Date, Gradall shall use reasonable efforts to obtain compensation with respect to any Environmental Liability for which ICM or any Subsidiary of ICM has indemnification rights against Bendix or Allied Signal pursuant to the Purchase Agreement dated October 28, 1983 between GBKS Properties, Inc. (subsequently renamed The Gradall Company) and Bendix Automation Company, as guaranteed by Allied Corporation pursuant to the Guaranty dated October 28, 1983 between Allied Corporation and GBKS Properties, Inc. (the "Allied Agreement"). Gradall shall reimburse the Stockholders for their proportionate share of any funds actually received by Gradall pursuant to the terms of the Allied Agreement to the extent the Stockholders have paid such amounts to Gradall pursuant to Section 10.3(a).

                  10.4 PRODUCT LIABILITIES. (a) The Stockholders hereby indemnify the Investor Indemnitees from and against and agree to hold each of them harmless from any and all Damages, net of any Tax benefit to ICM or any Subsidiary of ICM with respect to such Damages, incurred or suffered by any Investor Indemnitee arising out of or otherwise relating to any breach of any representation set forth in Section 3.17; PROVIDED that Stockholders' indemnification obligations under this Section 10.4(a) shall be limited to $10,000,000 in the aggregate; PROVIDED FURTHER that the Stockholders' indemnification obligations with respect to Damages constituting costs of repair and replacement of machines shall be limited to any product recalls where such recall results in Damages exceeding $100,000 per recall and only to the extent of such excess. In the event a recall of the kind described in the preceding sentence occurs and ICM or any Subsidiary bears the first $100,000 of Damages, such amount shall be applied towards the Stockholders' Basket described in
Section 10.2. Notwithstanding anything to the contrary contained herein, the Stockholders will have no indemnity obligations pursuant to this Section 10.4 with respect




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



to products or machines produced on or after the Closing Date. Notwithstanding anything to the contrary contained herein, for purposes of this Section 10.4, the term "Damages" shall not include costs and expenses, including attorneys' fees, incurred by Gradall in connection with the defense of any product liability or related claim.

                  (b) From and after the Closing Date Gradall shall, to the extent available on commercially reasonable terms as determined in the good faith judgment of the Board of Directors of ICM, maintain, at its own expense, insurance having annual aggregate premium of $160,000 (which premium shall be adjusted annually on the first day of each fiscal year by adding to it, cumulatively, an amount equal to (x) the amount of such premium multiplied by
(y) the increase (but not any decrease) for the prior year in the Consumer Price Index for the New York-Northeastern New Jersey Metropolitan Statistical Area published by the Department of Labor), a deductible of $225,000 per occurrence and coverage of $1,000,000 per occurrence and in the aggregate and additional umbrella insurance having annual aggregate premium of $71,500 (which premium shall be adjusted annually on each anniversary of the Closing Date by adding to it, cumulatively, an amount equal to (x) the amount of such premium multiplied by (y) the increase (but not any decrease) for the prior year in the Consumer Price Index for the New York-Northeastern New Jersey Metropolitan Statistical Area published by the Department of Labor),with a deductible of $10,000 per occurrence and coverage of $5,000,000 per occurrence and in the aggregate, covering matters of the type referred to in Section 3.17 ("Product Liability Insurance"). In the event that Gradall shall be unable to obtain insurance coverage pursuant to this Section 10.4(b) at the cost and with the deductibles provided for herein, Gradall shall to the extent available maintain Product Liability Insurance with such coverages as can be obtained at the cost and with the deductibles provided herein. In addition, as soon as practicable after the Closing, Gradall shall, at the Stockholders' expense, purchase insurance having a one time premium of $60,000, having a deductible of $225,000 per occurrence and having coverage of $1,000,000 per occurrence and in the aggregate for future claims made with respect to events which occurred during the period beginning on April 1, 1986 and ending on April, 1990. With respect to any matter in respect of which Gradall is entitled to payment under any such Product Liability Insurance policy, Gradall shall be responsible for all Damages in respect of such matter up to the deductible amount under any such Product Liability Insurance policy, and Stockholders' indemnification obligations pursuant to
Section 10.4(a) in respect of such matter shall extend only to Damages in excess of the relevant deductible amount. Gradall shall reimburse the Stockholders for any amounts actually received




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



under a Product Liability Insurance policy by Gradall in respect of the relevant product liability, net of any tax liability related thereto, to the extent the Stockholders have fulfilled their indemnification obligations in connection with such product liability in accordance with the provisions of Section 10.4(a) and this Section 10.4(b). For so long as the Stockholders are subject to liability under this Section 10.4, the Stockholders shall have the right to cause Gradall to purchase additional insurance, at the Stockholder's expense (net of any Tax benefit to ICM or any Subsidiary of ICM), with respect to the payment of premiums for such additional insurance. In the event that Gradall discontinues its insurance coverage and such coverage was available on the terms described in this Section 10.4(b), then the Stockholders' liability pursuant to this Section
10.4 shall be reduced by the amount of the discontinued insurance coverage.

                  (c) From and after the Closing Date, Gradall shall use reasonable efforts to obtain compensation with respect to any product liability described in Section 3.17 for which ICM or any Subsidiary of ICM has indemnification rights against Bendix or Allied Signal pursuant to the Allied Agreement. Gradall shall reimburse the Stockholders for their proportionate share of any funds actually received by Gradall pursuant to the terms of the Allied Agreement to the extent the Stockholders have paid such amounts to Gradall pursuant to Section 10.4(a).

                  10.5 OTHER BUSINESSES. The Stockholders hereby indemnify the Investor Indemnitees against and agree to hold them harmless from any and all Damages (including, without limitation, reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and all remediation, clean-up and similar costs) incurred or suffered by any Investor Indemnitee arising out of the conduct of, or otherwise relating to, any Other Business of whatever nature, whether presently in existence or arising hereafter, including but not limited to:

                  (i) any liabilities or obligations relating to or arising out of employee benefit or compensation arrangements with respect to any Other Business or any present or former employee of any Other Business; and

                  (ii) any Environmental Liability relating to, or arising out of the conduct of, any Other Business (including any such matters disclosed on Schedule 3.16).

                  10.6 RESTRUCTURING. The Stockholders hereby indemnify the Investor Indemnitees from and against and agree to hold each of them harmless from any and all Damages incurred or suffered by any Investor Indemnitee arising out of, in respect of or in connection with the transactions referred to in Exhibit F.




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




                  10.7 ADDITIONAL MATTERS. (a) Subject to Section 10.7(b), the Stockholders hereby indemnify the Investor Indemnitees against and agree to hold them harmless from (i) any and all Damages except for survivor's benefits under worker's compensation of $24,000 annually incurred or suffered by any Investor Indemnitee arising out of or otherwise relating to the death of Mr. Schon and
(ii) 50% of any settlement or judgment paid, incurred or suffered by any Investor Indemnitee arising out of or otherwise relating to the litigation identified as LOAD CENTER, INC. V. THE GRADALL COMPANY, Superior Court of Los Angeles, California, Case No. BC096850 (the "Load Center Litigation").

                  (b) The Stockholders' indemnification obligations pursuant to
Section 10.7(a)(ii) shall be reduced by an amount equal to 50% of the Excess Net Income Amount, if any. "Excess Net Income Amount" means the incremental net income of Gradall and its Subsidiaries attributable the conduct of Gradall's business in the territory in dispute in the Load Center litigation (the "Load Center Territory") for the one-year period beginning on the first day of the month after the date on which a new distributor is appointed to the Load Center Territory. Net income for such periods shall be determined using generally accepted accounting principles consistent with the past practices of Gradall and as certified by the Investor to the Stockholders. The Investor shall provide the Stockholders with its determination of Excess Net Income Amount not later than 90 days after completion of such one-year period.

                  (c) The Stockholders hereby indemnify the Investor Indemnitees for 50% of all amounts up to $180,000 in the aggregate expended by ICM or any Subsidiary of ICM, net of any Tax benefit to ICM or any Subsidiary of ICM with respect to such amounts, with respect to or under the Benefit Arrangement described in Section 3.24(m) and 100% of all amounts, net of any Tax benefit to ICM or any Subsidiary of ICM with respect to such amounts, in excess of $180,000 expended by ICM or any Subsidiary of ICM with respect to or under such Benefit Arrangement.

                  10.8 PROCEDURES; OTHER. (a) The party seeking indemnification under Article 10 (the "Indemnified Party") agrees to give prompt notice to the party against whom indemnity is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section. The Indemnifying Party may, and at the request of the Indemnified Party shall, participate in and control the defense of any such suit, action or proceeding at its own expense. If the Indemnifying Party elects to assume the defense of any such claim or proceeding, the Indemnifying Party thereby waives, except to




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the extent such right is expressly reserved by the Indemnifying Party, its right to contest its obligation to indemnify the Indemnified Party pursuant to this Section with respect to such claim or proceeding and the Indemnified Party may participate in such defense, but in such case the expenses of the Indemnified Party shall be paid by the Indemnified Party; PROVIDED that the fees and expenses of such Indemnified Party's counsel shall be borne by the Indemnifying Party if representation of both parties would be inappropriate due to actual or potential differing interests between them. No such third party claim may be settled by the Indemnified Party without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. Any such settlement shall include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release of the Indemnified Party from all liability in respect of such claim. If the Indemnifying Party shall fail to promptly defend or fail to promptly prosecute or withdraws from such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnifying Party's expense. If the Indemnified
Party assumes the defense of any such claim or proceeding prior to a final judgment thereon or to forego any appeal with respect thereto, then the Indemnified Party shall give to the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such claim or proceeding.

                  (b) Any amount paid by the Stockholders under Article 10 will be treated as a capital contribution unless a Final Determination causes any such amount not to constitute a capital contribution for Federal Tax purposes.

                  (c) The Investor Indemnitees agree to use good faith efforts to recover Damages described in Sections 10.3 and 10.4 from the applicable insurer, if any, and under the Allied Agreement before attempting to recover such Damages from the Stockholders pursuant to their obligations under Sections
10.3 and 10.4 PROVIDED, however the Stockholders agree that this Section 10.8(c) in no way limits their obligations under Sections 10.3 and 10.4.

                  10.9 STOCKHOLDERS' OBLIGATIONS. Subject to the immediately following sentence, the Stockholders' obligations pursuant to Section 8.5 and
Article 10 are joint and several. In the event that the Escrow Amount is utilized in its entirety to satisfy the Stockholders' obligations under Section
8.5 and Article 10, any additional obligations on the part of the Stockholders under Section 8.5 and Article 10 shall be several and not joint, with Jack D. Rutherford to be liable for 50% of such obligations and David T. Shelby to be liable for 50% of such




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



obligations. The Escrow Amount shall have been reduced to zero before ICM or the Investor may proceed against either of the Stockholders directly for their obligations under this Article 10.



                                   ARTICLE 11

                                   TERMINATION

                  11.1 GROUNDS FOR TERMINATION. This Agreement may be terminated at any time prior to the Closing:

                  (i) by mutual written agreement of the Stockholders and the Investor;

                  (ii) by either the Stockholders or the Investor if the Closing shall not have been consummated on or before October
         15, 1995;

                  (iii) by either the Stockholders or the Investor if there shall be any law or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction; or

                  (iv) by the Stockholders or by the Investor, if there has been a material misrepresentation or breach of warranty on the part of the Investor (in the case of termination by the Stockholders) or by the Stockholders (in the case of termination by the Investor) in the representations and warranties contained herein; or any condition to such party's obligations hereunder becomes incapable of fulfillment through no fault of such party and is not waived by such party.

                  The party desiring to terminate this Agreement shall give notice of such termination to the other party.

                  11.2 EFFECT OF TERMINATION. If this Agreement is terminated as permitted by Section , termination shall be without liability of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; PROVIDED that if such termination results from the willful failure of either party to fulfill a condition to the performance of the obligations of the other party, or from the failure to perform a covenant of




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this Agreement or breach by either party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all Damages incurred or suffered by the other party as a result of such failure or breach. The provisions of Section shall survive any termination hereof pursuant to Section 11.1.


                                   ARTICLE 12

                                  MISCELLANEOUS

                  12.1 NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be delivered personally sent by facsmilie transmission or sent by registered or certified mail postage prepaid or by overnight courier, if to the Investor, to:

                  MLGA Fund II, L.P.
                  Two Greenwich Plaza
                  Greenwich, Connecticut  06830
                  Attention:  Sangwoo Ahn
                  Fax:  (203) 869-3544

                  with a copy to:

                  Davis Polk & Wardwell
                  450 Lexington Avenue
                  New York, New York  10017
                  Attention:  William L. Rosoff
                  Fax:  (212) 450-4800

         if to the Stockholders, to:

                  Jack D. Rutherford
                  11679 Briarwood Lane
                  Burr Ridge, Illinois  60525

                  and

                  David T. Shelby
                  559 Oak Street
                  Winnetka, Illinois  60093
                  Fax:  (708) 441-8969

                  with a copy to:

                  Laser, Pokorny, Schwartz, Friedman & Economos




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



                  205 N. Michigan Ave.
                  Suite 3800
                  Chicago, Illinois  60601
                  Attention:  Bruce M. Friedman
                  Fax:  (312) 540-0610

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 6 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

                  12.2 AMENDMENTS AND WAIVERS. (a) Any provision of this Agreement may be amended or waived prior to the Closing Date if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

                  (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                  12.3 EXPENSES. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; PROVIDED that, if the Closing occurs and subject to the provisions of Section 2.2, all costs and expenses incurred by the Stockholders, ICM and the Subsidiaries of ICM in connection with this Agreement shall be paid by ICM or a Subsidiary of ICM.

                  12.4 SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; PROVIDED that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto

                  12.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the law of the State of New
York, without regard to the conflicts of law rules of such state.

                  12.6 ARBITRATION. All disputes arising out of this Agreement shall be settled as far as possible by negotiations




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between the Parties, including if necessary discussions between their chief executive officers. If the Parties cannot agree on an amicable settlement within thirty (30) days from written submission of the matter by one Party to the other Party, the matter shall be submitted for decision and final resolution to arbitration to the exclusion of any courts of law under the rules of American Arbitration Association and in accordance with New York Law. The seat of arbitration will be New York City, unless the Parties otherwise agree in writing.

                  The arbitration decision shall be rendered as soon as possible, not later, however, if possible, than six months after the constitution of the arbitration tribunal. The arbitration decision shall be final and binding upon both Parties and the Parties agree that any award granted pursuant to such decision may be entered forthwith in any court of competent jurisdiction.

                  12.7 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                  12.8 COUNTERPARTS; THIRD PARTY BENEFICIARIES. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

                  12.9 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

                  12.10 HEADINGS. The headings of Articles and Sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

                  12.11 LEGAL FEES. In the event that either party seeks to enforce any rights arising hereunder in any arbitration proceeding pursuant to
Section 12.6 or in any court of competent jurisdiction, the prevailing party therein shall be entitled to recover from the other party, in addition to any other sums




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adjudicated to be due and without regard to any other relief granted, all reasonable costs and expenses (including reasonable attorneys' fees) paid or incurred by such prevailing party in connection with enforcing such rights or defending any claim or action asserted therein. The arbitration tribunal or court adjudicating any claims hereunder shall determine the prevailing party in any actions brought hereunder and the amount of compensation due to such prevailing party pursuant to this Section 12.11.

                  12.12 SEVERABILITY. If any provision of this Agreement is held to be invalid or unenforceable for any reason, that provision will be reformed to the maximum extent permitted to preserve the parties' original intent, failing which, such provision will be severed from this Agreement with the balance of the Agreement continuing in full force and effect. Such occurrence will not have the effect of rendering the provisions in question invalid in any other jurisdiction or in any other case or circumstances or of rendering invalid any other provision contained herein to the extent that such other provisions are not themselves in conflict with any applicable law.

                  12.13 RECITALS. The recitals hereto are incorporated by reference and made a part hereof.





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


                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                              ICM INDUSTRIES, INC.



                              By:  /s/ DAVID T. SHELBY
                                  -------------------------------
                                  Title: President


                              MLGA FUND II, L.P.

                              By: MLGAL PARTNERS, as General
                                  Partner


                              By: /s/ WILLIAM C. UGHETTA, JR.
                                  -------------------------------
                              Title: General Partner


                              THE STOCKHOLDERS:



                              /s/ JACK D. RUTHERFORD
                                  -------------------------------
                              Jack D. Rutherford



                              /s/ DAVID T. SHELBY
                                  -------------------------------
                              David T. Shelby





                                       69